ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("**Agreement**"), dated as of February 13, 2012, is made by and among:

(a) InPatient Consultants of Florida, Inc., a Florida corporation ("**IPC Buyer**");

(b) Hospitalist Services of Florida, Inc., a Florida corporation ("**HSF Buyer**" and collectively with IPC Buyer, the "**Acquirors**");

(b) Inpatient Clinical Solutions, Inc., a Nevada corporation ("**Seller**"); and

(c) the individuals listed on Exhibit A (each such individual, a "**Principal Owner**" and, collectively, the "**Principal Owners**") (Seller and Principal Owners, collectively, the "**Selling Group**").

This Agreement contemplates a transaction in which the Acquirors will purchase substantially all of the assets of Seller comprising Seller's Business including the Principal Owners' Personal Goodwill in return for cash and other consideration. Terms used in this Agreement that are capitalized or otherwise have special meaning have the definitions given to such terms in Section 8.9 and elsewhere in the Agreement.

NOW THEREFORE, in consideration of the foregoing premises and respective covenants and agreements contained herein, the parties hereby agree, effective the date hereof, as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS; CLOSING

1.1 Purchase and Sale. Upon and subject to the terms and conditions hereof, Seller shall sell, convey, transfer and assign to IPC Buyer and IPC Buyer shall purchase from Seller, as of and with effect at 12:01 a.m. Eastern Standard Time on the Closing Date (as defined in Section 1.8), all of the assets listed on Schedule 1.1 as the "IPC Acquired Assets" (hereinafter, the "**IPC Acquired Assets**"), but not any of the HSF Acquired Assets (as defined in this Section 1.1) or any of the Excluded Assets (as defined in Section 1.2). Upon and subject to the terms and conditions hereof, Seller sell, convey, transfer, and assign to HSF Buyer and HSF Buyer shall purchase from Seller, as of and with effect at 12:01 a.m. Eastern Standard Time on the Closing Date, all of the assets listed on Schedule 1.1 as the "HSF Acquired Assets" (hereinafter, the "**HSF Acquired Assets**" and, together with the IPC Acquired Assets, the "**Purchased Assets**"), but not any of the IPC Acquired Assets or any of the Excluded Assets.

1.2 Excluded Assets. The "**Excluded Assets**" consist of the items listed on Schedule 1.2, including any of Seller's Medicare or Medicaid provider numbers and cash and accounts receivable of Seller, except for cash and/or receivables related to services to be provided after the Closing.

1.3 Non-Transferability of Certain Contracts. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim (each a

"**Contract**") included in the Purchased Assets which is by its terms or law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Acquirors as an incident of the assignments provided for by this Agreement. Seller shall, both before and after the Closing, upon the specific request of Acquirors, obtain the consent of the other party to the assignment to Acquirors, of any Contract for which such consent is required. In the event (a) a Contract either does not permit or expressly prohibits the assignment by Seller of their rights and obligations thereunder; (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract prior to the Closing Date; or (c) direct assumption of any Contract is not practical, Acquirors may determine, in their sole discretion, that Acquirors will fulfill such Contract and shall assume the obligations and liabilities of such Contract for and on behalf of Seller but for the account of Acquirors and, in such event, Seller shall cooperate with Acquirors in any reasonable arrangements designed to provide for Acquirors all of the revenues and other benefits under such Contracts including the enforcement for the benefit and at the expense of Acquirors of any rights previously enjoyed by Seller in connection with such Contracts.

1.4 Purchase Price. The purchase price for the Purchased Assets ("**Purchase Price**") shall consist of:

(a) A payment in Immediately Available Funds at Closing in the amount of Six Million Dollars ($6,000,000), less the Escrow Deposit as described in Section 1.4(d) (the "**Closing Payment**"), less the amount of any unreimbursed Tail Withhold as described in Section 1.4(e) (the "**Adjusted Closing Payment**");

(b) A payment in Immediately Available Funds at Closing in the amount of Five Hundred Thousand Dollars ($500,000) (the "**Incentive Payment**") if the Closing occurs no later than March 19, 2012;

(c) Assumption by Acquirors on the Closing Date of the Assumed Liabilities (as defined in Section 1.6), pursuant to the terms of the Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the "**Bill of Sale**");

(d) Escrow. On the Closing Date, pursuant to the escrow agreement in a form mutually agreeable to the parties (the "**Escrow Agreement**"), Acquirors shall deliver to the Escrow Agent (as defined in the Escrow Agreement) a wire transfer in an amount equal to the Escrow Deposit (as defined in Section 8.9), which amount shall be deemed withheld from the Closing Payment and shall be deposited with the Escrow Agent for the purpose of securing the indemnification obligations of Seller in Article VII of this Agreement. The Escrow Deposit shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Deposit shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. IPC Buyer and Seller shall bear the cost of the Escrow Agent equally;

(e) The Closing Payment may be reduced by the amount of any payment for malpractice tail coverage and/or director and officer liability tail coverage as applicable and as contemplated in Section 5.10 that is not paid by Seller prior to or at Closing (the "**Tail**

Withhold"). Any such Tail Withhold shall be reimbursed to Seller in Immediately Available Funds at such time that Seller produces evidence of malpractice tail coverage and/or director and officer liability tail coverage and payment for such coverage according to the terms described in Section 5.10. Notwithstanding the foregoing, should Seller not produce such evidence within twenty-one (21) days of Closing, Acquirors shall procure such tail coverage on behalf of Seller (and/or Seller's Providers) and shall remit the Tail Withhold to the relevant malpractice or director and officer liability carrier or broker.

1.5 Prorations. The parties agree to prorate between them based upon their respective periods of ownership of the Business, any office rents, utility charges, personal property taxes or amounts received for services provided or to be provided under any Revenue Contracts and other similar expenses relating to the Purchased Assets (except any expenses which are related to the Excluded Assets) which cover both the period prior to and after the Closing to the extent such expenses are paid by one party and benefit the other party (the "**Prorations**"). To the extent practicable and as applicable, Prorations shall be based upon square footage, utility meter readings, time periods covered by the payments, and the like, as applicable. The Prorations shall be paid promptly upon receipt of an invoice therefor and reasonable supporting documentation from the party claiming reimbursement.

1.6 Assumed Liabilities. It is expressly understood and agreed that Acquirors shall not assume or otherwise be liable for any of the obligations or Liabilities of any individual or entity in the Selling Group of any kind or nature (including any Liability of the Selling Group related to the provision of items and services to beneficiaries of the Medicare, Medicaid or other Federal healthcare programs, or to billing for the provision of such items and services, any Employee Benefit Plan (as defined in Section 8.9), and any Liability of any individual or entity in the Selling Group to any current or former stockholder, owner, employee, or contractor of Seller, including any Liability or dispute related to the ownership or claim of ownership in Seller or the distribution of the Closing Payment or Incentive Payment), except that (i) Acquirors shall assume the Liabilities arising subsequent to the Closing Date as set forth on Schedule 1.6; and (ii) Acquirors shall assume the Liabilities arising prior to the Closing Date to perform services after the Closing pursuant to the Revenue Contracts (as defined in Schedule 1.1) and any other contracts being assumed as set forth on Schedule 1.6, but only to the extent each of such Liabilities is incurred or accrues after the Closing (the "**Assumed Liabilities**").

1.7 Transfer Taxes. Seller shall be responsible for and shall pay on the Closing, or when due, whichever is later, all transfer taxes incurred, if any, solely by virtue of the transfer by Seller of the Purchased Assets to Acquirors as contemplated by this Agreement. Seller shall prepare, in accordance with all applicable laws, regulations or other requirements, and each party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit properly prepared as to any matter within such party's knowledge required in connection with the payment of any such tax.

1.8 Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Purchased Assets pursuant to this Agreement (the "**Closing**") shall take place to the extent such Closing cannot take place through the electronic exchange of signatures, at the offices of IPC The Hospitalist Company, Inc., 4605 N. Lankershim Boulevard, Suite 617, North Hollywood, CA 91602 at 12:00 o'clock noon local time, within two (2) business days after the

conditions set forth in Article II have been satisfied, but no later than April 1, 2012, or at such other time, place and date as shall be mutually agreed on in writing by Acquirors and Selling Group. The date on which the Closing occurs is identified as the "**Closing Date**" and the Closing shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

(a) At the Closing, (i) Seller shall sell, assign, convey, transfer and deliver to (A) IPC Buyer good and marketable title to all of the IPC Acquired Assets; (B) to HSF Buyer good and marketable title to all of the HSF Acquired Assets; and (ii) Seller shall execute and deliver to Acquirors (A) the Bill of Sale; and (B) the Seller Noncompetition Agreement in favor of IPC Buyer executed by Seller; and (iii) Seller shall cause to be delivered to Acquirors (A) the Owner Noncompetition Agreements in favor of IPC Buyer executed by each Principal Owner; and (B) such other assignments, certificates and other instruments and documents as may be required to be delivered by Seller at or prior to the Closing or as may be reasonably requested by Acquirors.

(b) At the Closing, (i) each of the Acquirors shall accept and purchase the applicable Purchased Assets from Seller and in consideration therefor shall (A) pay the Closing Payment or the Adjusted Closing Payment, as applicable, and if applicable the Incentive Payment, each in Immediately Available Funds; (B) execute and deliver the Bill of Sale; and (C) deliver to Seller all certificates and other instruments and documents as may be required to be delivered by any of the Acquirors hereunder at or prior to the Closing or as may be reasonably requested by Seller; and (ii) IPC Buyer shall (A) execute and deliver the Seller Noncompetition Agreement to Seller; and (B) execute and deliver the Owner Noncompetition Agreements to Principal Owners.

1.9 Records. After the Closing, Acquirors and each of their respective authorized agents and representatives (including accountants, consultants, counsel, and other advisors) shall have access to all books, ledgers, files, records, manuals, documents, and other materials and information relating to the Business as it was conducted prior to the Closing, and the right to review, copy, and audit such books, ledgers, files, records, manuals, documents, and other materials and information, at Acquirors' expense, so long as Seller maintains such items, which shall in no event be less than three (3) years after the Closing or such longer period as Seller may be required by Law to maintain same.

ARTICLE II
CONDITIONS TO CLOSING

2.1 Conditions to Acquirors' Obligations. Acquirors' obligations to consummate the transactions contemplated by this Agreement is subject to, unless waived in writing by Acquirors, satisfaction of the following conditions:

(a) a certificate of the President of Seller, in form and substance satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) the individual signing such certificate has the authority to bind Seller; (ii) each of the representations and warranties set forth in Article III are true and correct in all respects at and as of the Closing Date; (iii) all agreements, undertakings and obligations to be performed or complied with by the

Selling Group as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with in all respects, to the extent applicable, by each member of the Selling Group in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in Section 2.1 have been satisfied in all respects, unless waived in writing, at or prior to the Closing Date;

(b) a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) attached thereto are true and correct copies of (A) the Seller's Articles of Incorporation, (B) the Seller's Bylaws, (C) the resolutions duly and validly adopted by the board of directors of Seller (the "**Seller Board**") authorizing the execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby, and (D) a valid vote of the stockholders of Seller adopting this Agreement and approving the transactions contemplated by this Agreement and the other related agreements, and (ii) each Principal Owner has consented to and authorized the execution and delivery of this Agreement, its Exhibits and Schedules, and the Noncompetition Agreements and the consummation of the transactions contemplated hereby and thereby;

(c) Seller shall have obtained the Stockholder Approval in accordance with the Seller's Articles of Incorporation, its Bylaws and the terms set forth herein;

(d) Seller shall have terminated employment and independent contractor agreements and any covenants not to compete or solicit with any employees or independent contractors of Seller (except for Alvin Lloyd, M.D. and Marjorie Bredy) that enter into an employment or independent contractor agreement with IPC Buyer or HSF Buyer, concurrently with the Closing;

(e) Seller shall enter into a Noncompetition Agreement with IPC Buyer, in substantially the form of Exhibit C ("**Seller Noncompetition Agreement**");

(f) Each Principal Owner shall enter into a Noncompetition Agreement with IPC Buyer, in substantially the form of Exhibit D ("**Owner Noncompetition Agreement**", the Owner Noncompetition Agreement and the Seller Noncompetition Agreement shall be collectively referred to as the "**Noncompetition Agreements**");

(g) At least twenty (20) Full Time Equivalent Providers working for Seller at any Facility served by Seller at or prior to Closing shall meet the hiring criteria of IPC Buyer or HSF Buyer and shall have executed and delivered to IPC Buyer or HSF Buyer, as applicable, at or prior to the Closing, employment or independent contractor agreements with IPC Buyer or HSF Buyer on terms acceptable to IPC Buyer or HSF Buyer;

(h) A sufficient number of administrative personnel, as determined by IPC Buyer, working for Seller prior to Closing ("**Administrative Personnel**") as are reasonably necessary to operate the Business as it has been conducted by Seller prior to Closing shall have agreed to come to work for IPC Buyer effective as of the Closing Date;

(i) Each Principal Owner shall have executed and delivered to IPC Buyer, at or prior to the Closing Date, a consulting agreement with IPC Buyer in substantially the form attached hereto as Exhibit E ("**Owner Consulting Agreement**");

(j) Seller shall have entered into the Escrow Agreement with Acquirors;

(k) Seller shall have removed any and all Liens on or affecting the Purchased Assets, including the lien filed by Citibank, N.A. (UCC #2006026165-2);

(l) Seller shall provide evidence to Acquirors, satisfactory to Acquirors, that Seller has paid, in full, the overpayment due to the Florida Agency for Health Care Administration in the amount of Twenty Nine Thousand Four Hundred Dollars ($29,400);

(m) Seller shall have provided Acquirors with copies of all active medical directorship agreements, consulting agreements, advisor agreements, management agreements, and/or other health care related agreements ("**Healthcare Agreements**") that relate to the Business and are held by Seller, any Principle Owner, or any Provider employed by or contracted with Seller. Each Healthcare Agreement shall be in full compliance with all Laws or shall have been amended or terminated prior to Closing;

(n) Seller shall have terminated any and all agreements relating to the Business held by Seller that will not be transferred or assigned to Acquirors at Closing;

(o) Seller shall have obtained all third party consents necessary to transfer the Purchased Assets to Acquirors on terms reasonably acceptable to Acquirors, including the consents necessary to assign the Revenue Contracts, Healthcare Agreements, any other key agreement necessary for the operation of the Business, the consent of any equipment vendor or lessor to assign any equipment leases or real property leases included in the Purchased Assets, and the consent of any other vendors to assign any vendor agreements as may be required to operate the Business post-Closing;

(p) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Acquirors to own the Purchased Assets and operate the Business and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

(q) All actions to be taken by Seller and Owners in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Acquirors;

(r) Seller shall provide Acquirors with a copy of a certificate of existence, good standing or status for Seller dated within thirty (30) business days prior to the Closing Date for each jurisdiction in which Seller conducts business;

(s) Seller and the Principal Owners shall have executed this Agreement, its Exhibits and Schedules, as applicable, and such other agreements contemplated herein to which Seller and any Principal Owner or Owner are a party and delivered such executed documents to Acquirors, as applicable;

(t) Seller will procure and provide evidence of coverage satisfactory to Acquirors for (i) a malpractice tail policy or an occurrence based policy under Seller's malpractice insurance covering Seller and Seller's Providers who will be employed by Acquirors after the Closing, and (ii) a directors and officers liability tail policy or an occurrence based policy under Seller's director and officer liability insurance, in each case for all periods prior to the Closing, in accordance with Section 5.10 herein;

(u) Seller shall have removed any reference to the Business or the Purchased Assets from any and all websites and marketing materials;

(v) No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by the parties hereto of the transactions contemplated hereby;

(w) Acquirors shall have received from counsel to the Seller, an opinion letter containing the requirements as set forth and attached hereto as Exhibit F, addressed to Acquirors dated as of the Closing Date; and

(x) The Board of Directors of Acquirors or an Affiliate of Acquirors shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

2.2 Conditions to Seller's Obligations. Seller's obligations to consummate the transactions contemplated by this Agreement are subject to, unless waived in writing by Seller, satisfaction of the following conditions:

(a) a certificate of the President of IPC Buyer and a certificate of the President of HSF Buyer in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that (i) the individual signing such certificate has the authority to bind IPC Buyer and HSF Buyer; (ii) each of the representations and warranties set forth in Article IV are true and correct at and as of the Closing Date; (iii) all agreements, undertakings and obligations to be performed or complied with by each Acquiror as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with by each Acquiror in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in this Section 2.2 have been satisfied at or prior to the Closing Date;

(b) a certificate of the Secretary of IPC Buyer and a certificate of the Secretary of HSF Buyer, in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that attached thereto are true and correct copies of (A) the articles of incorporation of such Acquiror, (ii) the bylaws of such Acquiror, and (iii) the resolutions duly and validly adopted by the board of directors of such Acquiror authorizing the

execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby;

(c) Acquirors shall have delivered to Seller each of the items required to be so delivered, and shall have made the payment required to be made to Seller, pursuant to Section 1.8(b) at or prior to the Closing Date;

(d) Acquirors shall have made a good faith offer of employment to those Providers and Administrative Personnel of Seller who meet Acquirors' employment criteria in accordance with Section 5.4 below;

(e) Acquirors shall have offered to enter into independent contractor arrangements with those Providers of Seller who meet Acquirors' criteria for independent contractors in accordance with Section 5.4 below;

(f) Acquirors shall have reviewed each Healthcare Agreement to determine which Healthcare Agreements shall be assigned to Acquirors and such Healthcare Agreements shall have been assigned to Acquirors on terms acceptable to Acquirors;

(g) Acquirors shall have executed this Agreement, its Exhibits and Schedules, the Noncompetition Agreements and such other agreements contemplated herein to which each Acquiror is a party and shall have delivered such executed documents to Seller;

(h) Acquirors shall have entered into the Escrow Agreement with Seller;

(i) all actions to be taken by Acquirors in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller; and

(j) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement; and (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING GROUP

In order to induce Acquirors to enter into this Agreement and to purchase the Purchased Assets, each Principal Owner and Seller hereby jointly and severally represents and warrants to Acquirors all of the matters set forth in this Article III.

3.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation and Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now being

conducted. Neither the ownership of its properties nor the operation of its business requires Seller to be qualified in any jurisdiction other than its state of organization and Florida.

3.2 Capitalization.

(a) The authorized capital stock of the Seller consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date of this Agreement, 43,612,365 shares of *Common Stock* were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable, (ii) 750,000 shares of preferred stock are issued and outstanding, and (iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company. Each of the individuals listed on Schedule 3.2(a) attached hereto (each individual an "**Owner**" and collectively, the "**Owners**") is a stockholder of record in Seller. To Seller's Knowledge, at no time (i) has Seller had 500 or more record holders of its Common Stock or any other class of its securities or (ii) has Seller's Common Stock traded or been available for quotation on any market or exchange other than the "pink sheets."

(b) Except as disclosed in the Seller Disclosure Documents, as defined in Section 3.16, there are no options, warrants, convertible securities, calls, preemptive rights, rights of first refusal or other rights, or agreements or commitments of any nature obligating the Seller to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Seller. Schedule 3.2(b) attached hereto sets forth the name of each holder of each outstanding option or warrant, together with the number of shares of Common Stock issuable thereunder, the grant date, exercise price and expiration date.

(c) There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, the Seller. Except as disclosed in the Seller Disclosure Documents, to the Seller's Knowledge, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting of any shares of Common Stock or granting to any Person the right to elect, or to designate or nominate for election, a director to the Seller Board.

3.3 Authority Relative to this Agreement.

(a) The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has, and, upon obtaining the Stockholder Approval, the consummation of the transactions contemplated hereby will have been, duly and validly authorized by the Seller, and no other actions on the part of any Seller or stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each individual and entity in the Selling Group and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies, or by bankruptcy, insolvency, or other Laws affecting the enforcement of creditors' rights.

(b) On or prior to the date of this Agreement, the Seller Board has, at a meeting duly called and held in which all directors were present, unanimously determined that

this Agreement and the other related agreements are fair to and in the best interest of the Seller and its stockholders, and adopted resolutions by a unanimous vote (i) approving this Agreement, (ii) declaring this Agreement including, without limitation, the distribution of the Purchase Price provided for herein and the transactions contemplated by the other Transaction Documents, advisable, (iii) directing that this Agreement be submitted to the Seller's stockholders for their adoption, and (iv) recommending to the stockholders that they approve and adopt this Agreement (the "**Board Recommendation**"), which resolutions, subject to Sections 5.2 and 5.3, have not been subsequently withdrawn or modified in a manner adverse to Acquirors.

3.4 No Violation. Neither the execution and delivery of this Agreement by any individual and entity in the Selling Group nor the consummation by any individual and entity in the Selling Group of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws, or other governing documents of such individual or entity in the Selling Group; (ii) to Selling Group's Knowledge, conflict with, result in any breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to any individual or entity in the Selling Group or the Purchased Assets under any contract or agreement of any kind to which any of the foregoing is a party or to which it or any of them or any of the Purchased Assets is subject; (iii) to Selling Group's Knowledge, violate or conflict with any Law to which any individual or entity in the Selling Group or any of the Purchased Assets is subject; or (iv) to Selling Group's Knowledge, result in the creation or imposition of any Lien on any property of any individual or entity in the Selling Group (including the Purchased Assets).

3.5 Purchased Assets. The Purchased Assets do not include any tangible assets, and constitute all of the assets useful or necessary for the continued conduct of the Business as conducted immediately prior to Closing. Seller owns and has good and marketable title to all of the Purchased Assets and all such Purchased Assets are free and clear of any Lien. Upon consummation of the transactions contemplated by this Agreement, Acquirors will acquire good and marketable title to the Purchased Assets, free and clear of all Liens, except for Liens imposed by statute securing the payment of Taxes which are not due as of the Closing Date and are described in the Seller Disclosure Documents.

3.6 Intellectual Property. All of the Intellectual Property used or held for use in the Business except for commercially available software utilized in the ordinary course of business functions ("**Routine Software**") is described in the Seller Disclosure Documents. Any such Intellectual Property other than Routine Software used or, by which Seller has given to others the right to use, pursuant to a license, sublicense or agreement is described in the Seller Disclosure Document and Seller has delivered complete and accurate copies of each such license, sublicense or agreement to Acquirors. The other Intellectual Property owned by Seller is free and clear of all Liens. To the best of Selling Group's Knowledge, the use of Intellectual Property in the Business does not infringe the intellectual property rights of any Person under any Laws, and, no claims have been made by any Person that Seller does not own or have the right to use any Intellectual Property, or that, the use of any Intellectual Property by Seller in the conduct and operation of the Business infringes the intellectual property rights of any third party. Except as set forth in the Seller Disclosure Documents, Seller has not authorized the use of its Intellectual Property by any third party. Seller is not in default and, to Selling Group's Knowledge, no third

party is in default, under any license, sublicense or agreement by which it holds, or has given to others the right to use, any Intellectual Property.

3.7 Employees/Contractors. Seller employs or contracts with all Providers furnishing services for or on behalf of Seller who are also eligible to enter into employment or independent contractor agreements with Acquirors at or prior to Closing. An accurate and complete list of all employees and independent contractors of Seller (including candidates with extended offers) is set forth in Schedule 3.7. Seller has not made any written or oral promise to any such employee or independent contractor regarding a guarantee of employment with Acquirors, any increase in his or her annual fees, compensation, benefits or any severance or similar payments in connection with such employee's, independent contractor's, or candidate's employment or engagement or continued employment or engagement with Acquirors. At or prior to Closing, Seller shall serve notice of termination to all Provider employees and independent contractors who do not sign employment or independent contractor agreements with Acquirors, and Seller shall be responsible for any remaining obligations and termination-related payments to such Providers. Except as set forth in the Seller Disclosure Documents, no employee, independent contractor, or candidate terminated through the Closing Date is entitled to any severance payments, termination allowance or similar payments as a result of such termination that will continue beyond the Closing Date. To the best of Selling Group's knowledge, all Providers employed by Seller meet the following criteria:

(a) For all Providers, (1) each Provider (i) is enrolled in the Medicare and Medicaid programs; (ii) is not currently excluded, debarred or otherwise ineligible to participate in Federal health care programs (as defined at 42 U.S.C. § 1320a-7b(f)), (iii) has never been convicted or a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in Federal health care programs; and (2) there are no circumstances which may result in the exclusion of Selling Group or any Provider from participation in any Federal health care program;

(b) For each Provider who is a physician, such physician (1) is in compliance with all applicable Laws related to the practice of medicine, including those promulgated by the Florida Board of Medicine or Florida Board of Osteopathic Medicine, as applicable; and (2) has a valid Drug Enforcement Agency registration number;

(c) For each Provider who is a nurse practitioner, such nurse practitioner (1) is in compliance with all applicable Laws related to nursing practice, including those promulgated by the Florida Board of Nursing; and (2) in compliance with the Medicare regulations, is certified as a nurse practitioner by a national certifying body that is recognized as such by the Medicare program.

3.8 ERISA; Benefit Plans.

(a) The Seller Disclosure Documents contain a complete and accurate list of all Employee Benefit Plans of Seller, both active and terminated.

(b) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in compliance in all material respects with

the terms of such plan and the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), the Internal Revenue Code, as amended (the "**Code**"), and other applicable Laws.

(c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Employee Benefit Plan in accordance with the requirements of the Code, ERISA and applicable Law.

(d) With respect to each Employee Benefit Plan, all required or recommended (in accordance with past practices) contributions, payments (including all employer contributions and employee salary reduction contributions) that are due have been paid and all contributions for any period ending on or before the Closing Date that are not yet due have been paid or have been accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan.

(e) Each Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a favorable determination letter from the Internal Revenue Service to the effect that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the tax legislation commonly known as "GUST" and "EGTRRA" and each such Employee Benefit Plan has been submitted to the Internal Revenue Service for a favorable determination letter within the remedial amendment period prescribed under GUST.

(f) Seller has delivered to Acquirors correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent Form 5500 annual reports as filed, and all related trust agreements, insurance contracts, and other funding agreements that implement each Employee Benefit Plan.

(g) Neither Seller nor any ERISA Affiliate (as defined in ERISA) maintains, sponsors, contributes to or has any Liability or potential Liability with respect to any employee benefit plan that is subject to ERISA §302 or Code §412 or any Multiemployer Plan (as defined in ERISA §3137), or otherwise has any Liability or potential Liability under Title IV of ERISA. Seller has no Liability or potential Liability under ERISA or the Code solely by reason of being treated as a single employer under Code §414 with any trade, business or entity other than Seller.

(h) Seller has no Liability or potential Liability with respect to any Employee Welfare Benefit Plan (as defined in ERISA §3(1)) providing medical, health, or life insurance or other welfare-type benefits for any individual (other than in accordance with COBRA). Seller and each ERISA Affiliate are in compliance in all material respects with the requirements of COBRA.

(i) There have been no Prohibited Transactions (as defined under ERISA §406 and Code §4975) with respect to any Employee Benefit Plan, and no Fiduciary (as defined

in ERISA §3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened. To the Seller's Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

(j) Seller has, for purposes of each relevant Employer Benefit Plan, correctly classified those individuals performing services for Seller as common law employees, leased employees, independent contractors or agents.

(k) Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director, officer or employee of Seller under any Employer Benefit Plan or otherwise; (ii) significantly increase any benefits otherwise payable under any Employer Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any benefits.

3.9 Contracts and Arrangements. All of the contracts to which Seller is a party relating to the Purchased Assets are described in the Seller Disclosure Documents. Except as described in the Seller Disclosure Documents, there are no oral agreements to which Seller is a party relating to any of the Purchased Assets. Complete and accurate copies of all written contracts and related amendments to which Seller is a party have been provided to Acquirors prior to Closing. Such contracts include:

(a) employment and/or independent contractor agreements with each employee, independent contractor, and/or candidate of Seller;

(b) any agreement under which Seller receives, or is entitled to receive in the future, a payment from the other party to the agreement;

(c) any agreements with third party payors;

(d) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Seller, any Owner or a third party has imposed a Lien on any of the Purchased Assets;

(e) any equipment, space or premise leases;

(f) any agreement concerning confidentiality or noncompetition or providing for any sort of post-termination payment;

(g) any agreement under which Seller has advanced or loaned or received or borrowed any amount to or from any of its directors, officers, employees, members, independent contractors, stockholders, Affiliates, or Owners;

(h) any agreement which is proposed to be transferred pursuant to this Agreement and will require consent to assign by any third party;

(i) any agreement with any Affiliate of any individual or entity in the Selling Group;

(j) any agreement related to Intellectual Property of any individual or entity in the Selling Group;

(k) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, severance or other plan or arrangement for the benefit of Seller's current or former directors, officers, employees, members, independent contractors, or owners;

(l) any Healthcare Agreements; and

(m) any agreement that is necessary or useful for the effective and efficient operation of the Business.

Except as described in the Seller Disclosure Documents, with respect to each such agreement: (a) the agreement, with respect to Seller, is legal, valid, binding, enforceable, free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to Acquirors, following the consummation of the transactions contemplated hereby; (b) neither Seller nor, to the Selling Group's Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) neither Seller nor, to the Selling Group's Knowledge, the other party(ies) thereto, have repudiated any provision of the agreement.

3.10 Legal Proceedings, Etc. Except as described in the Seller Disclosure Documents, there is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to the Seller's Knowledge, threatened against Seller or affecting the Business or any of the Purchased Assets, or which could reasonably be expected to affect the enforceability of any provisions in this Agreement before any court, governmental or regulatory authority or body, or any arbitral body, nor is Seller or the Purchased Assets subject to any outstanding order, investigation, writ, injunction or decree.

3.11 Compliance with Laws. Except as described in the Seller Disclosure Documents, each of the individuals and entities in the Selling Group is, and has conducted its business and all professional activities, in compliance with all applicable Laws, including all applicable Laws respecting Medicare and Medicaid, 42 U.S.C. §1320a-7b(b) (the "**Anti-Kickback Statute**"), 42 U.S.C. §1395nn (the "**Stark Law**"), the Health Insurance Portability and Accountability Act as amended by the Health Information Technology for Economic and Clinical Health ("**HITECH Act**"), and the privacy and security standards set forth at 45 C.F.R. Parts 160 and 164 (collectively "**HIPAA**"), employment (including classification of employees and independent contractors), employment practices, terms and conditions of employment and wages and hours (including severance and termination), civil rights, Taxes, and filing

requirements of any kind, and Seller has not received any notice of non-compliance with or violation of any applicable Law. No member of Selling Group is, to such member's Knowledge currently under investigation by any governmental agency or organization (or any entity with legal authority to conduct an investigation on behalf of same) regarding compliance with the statutes and regulations governing the provision of items and services to beneficiaries of any federal health care program, or by any commercial third-party payor in connection with the provision of health care items and services to patients who are covered by such third-party payor. Each member of the Selling Group has timely filed all reports, data and other information required to be filed with any governmental agency with respect to such member, except where the failure to make such timely filing would not, individually or in the aggregate, have a Material Adverse Effect.

3.12 SEC Filings

(a) The Seller has filed with or furnished to, as applicable, the Securities and Exchange Commission (the "**SEC**") all information required to be so provided to the SEC by it in all forms, reports, statements, schedules and other documents required to be filed or furnished by it pursuant to the U.S. securities Laws and the rules and regulations thereunder (collectively, the "**SEC Reports**") for the year ended December 31, 2010 and all periods subsequent thereto. The SEC Reports, if any, (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the "**Securities Act**") or the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), as applicable, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Seller, as of the date hereof, none of the SEC Reports, if any, is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The Seller has not made any loans prohibited by the Sarbanes-Oxley Act to any executive officer of the Seller (as defined in Rule 3b-7 under the Exchange Act) or director of the Seller. There are no outstanding loans or other extensions of credit, other than cash advances for reimbursable travel and other business expenses, made by the Seller to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Seller.

3.13 Licenses and Permits. Schedule 3.13 of the Disclosure Schedules lists all governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations that are issued to, held or used by Seller, or for which Seller has applied, in connection with the current operation of the Business, and any limitations thereto. Seller has all governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations that are necessary to own and operate the Purchased Assets and to conduct the Business as it is presently being conducted and Seller has not received notice alleging that any other governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and/or other authorizations are required. Each of the individuals in the Selling Group owns and will transfer to Acquirors at the Closing all licenses and permits required for Acquirors' lawful use of the Purchased Assets, except to the extent that the transfer

of any license and/or permit violates any Law or the terms of such license or permit and which are identified in the Seller Disclosure Documents. Seller shall cooperate with Acquirors to facilitate Acquirors' obtaining all necessary permits and licenses in connection with the operation of the Business effective as of the Closing Date.

3.14 Taxes. Except as described in the Seller Disclosure Documents or in Schedule 3.14 hereto:

(a) Seller has filed (or has had filed on its behalf) all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by (or with respect to the operations of) any member of the Selling Group (whether or not shown on any Tax Return) have been paid. Adequate amounts for unpaid Taxes of any member of the Selling Group have been reserved and set aside for payment of such Taxes. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller did not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or any consolidated, combined or unitary group of which Seller is or was a member. Neither Seller nor any consolidated, combined or unitary group of which it was a member has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller or any consolidated, combined or unitary group of which it is a member has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any consolidated, combined or unitary group of which it is a member.

(d) Neither Seller nor any consolidated, combined or unitary group of which it is a member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). Seller has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither Seller nor any consolidated, combined or unitary group of which it is a member has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. No Seller is a party to or bound by any Tax allocation or sharing agreement. Seller

has not been a member of an Affiliated Group (as defined in the Code) filing a consolidated federal income Tax Return and Seller has no Liability for the Taxes of any other person, whether as a result of being a member of an Affiliated Group, a transferee, successor, by contract, or otherwise.

(f) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(3) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(4) installment sale or open transaction disposition made on or prior to the Closing Date; or

(5) prepaid amount received on or prior to the Closing Date.

(g) Seller has not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(h) Neither Seller nor any consolidated, combined or unitary group of which it is a member has engaged in any "listed transaction" as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

3.15 Financial Information. The financial information included in the Seller Disclosure Documents and provided to Acquirors by the Selling Group is true, accurate, complete, and consistent with past practices of the Selling Group, consistently applied. In the twelve month period ending July 2011, Seller's Business generated approximately Seven Million Dollars ($7,000,000) in revenues and approximately one thousand eight hundred fifty (1,850) monthly cases (excluding EKG readings).

3.16 Information in Seller Disclosure Documents.

(a) The proxy or information statement and all other documents prepared by the Seller and/or distributed to Seller's stockholders in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (collectively and together with all amendments and supplements thereto, the "**Seller Disclosure Documents**") shall contain substantially similar information to that which would be required by Regulation 14A and Schedule 14A under the Exchange Act, and will, when distributed to Seller's

stockholders, comply as to form in all material respects with the applicable requirements of the Exchange Act, in each case as if Seller was subject to the Exchange Act and was required to file a proxy or information statement with the SEC. The representations and warranties contained in this Section 3.16 will not apply to statements or omissions included in the Seller Disclosure Documents based upon information furnished to the Seller in writing by Acquirors or any of their representatives specifically for use therein.

(b) At the time the Seller Disclosure Documents or any amendment or supplement thereto are first mailed to stockholders of the Seller and at the time of the Stockholders Meeting (as defined in Section 5.2), if any, the Seller Disclosure Documents, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the distribution of any Seller Disclosure Document to the stockholders of Seller, such Seller Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.16 will not apply to statements or omissions included in the Seller Disclosure Documents based upon information furnished to the Seller in writing by Acquirors or any of their representatives specifically for use therein.

(c) At the time the Seller Disclosure Documents are first mailed to stockholders of Seller, the Seller Disclosure Documents will contain substantially similar information to that which would be required to be disclosed in an Annual Report on Form 10-K for the year ended December 31, 2011 and SEC Reports for the period after December 31, 2011 and prior to the date of this Agreement including, without limitation, information with respect to affiliate transactions and the use of proceeds under this Agreement and the other Transaction Documents, in each case, as if the Seller was subject to the Exchange Act and was required to file periodic and current reports with the SEC.

3.17 Required Stockholder Vote. The adoption of this Agreement and approval of the transactions contemplated by this Agreement and the other Transaction Documents by a duly executed written consent or at a duly noticed meeting of Seller's stockholders by the record holders of a majority of the issued and outstanding shares of Common Stock entitled to vote with respect thereto (the "**Stockholder Approval**"), as required under the Articles of Incorporation and Bylaws of Seller, is the only vote of the holders of any class or series of the Seller's securities necessary to adopt and approve this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

3.18 [RESERVED]

3.19 Leased Real Property. The only real estate used in the operation of the Business (other than access to Facilities free of charge to perform clinical services) are the real properties described in the Seller Disclosure Documents, which are collectively referred to herein as the "**Leased Real Property**." All of such Leased Real Property is leased by Seller pursuant to contracts described in the Seller Disclosure Documents, a true and correct copy of each having been previously delivered to Acquirors (the parties from whom the Leased Real Property is

leased are referred to herein as the "**Landlords**"), and which have not been amended, modified or assigned (the "**Real Property Leases**"). With respect to the Leased Real Property:

(a) To Seller's knowledge, the buildings, plants, improvements, structures and fixtures on the Leased Real Property: (i) have been properly maintained; (ii) are in good operating condition and repair, normal wear and tear excepted; (iii) are in accordance with all applicable Laws applicable to Seller or the Leased Real Property, provided that any such noncompliance would not have a Material Adverse Effect; and (iv) while in Seller's possession, the Leased Real Property has not been subject to any flooding, water damage or seepage;

(b) except as described in the Seller Disclosure Documents, there are no leases, subleases, licenses, concessions, or other agreements (whether written or oral) to which Seller is a party, that grant to any person the right to use or occupy any portion of the Leased Real Property;

(c) except as described in the Seller Disclosure Documents, there are no Persons (other than Seller) in possession of the Leased Real Property;

(d) the Leased Real Property is supplied with utilities and other services necessary for the conduct of the Business of Seller and the operation of the Facilities; and

(e) the Real Property Leases are being fully performed and are in full force and effect and are enforceable in accordance with their terms and, to the Selling Group's Knowledge, the Landlords are not in breach or default, or alleged to be in breach or default with respect thereto, and no conditions exist or events have occurred which with the giving of notice or the passage of time or both could give rise to a breach or default thereunder by Seller.

3.20 Environmental.

(a) Seller has complied and is currently in compliance with all Environmental Laws, and Seller possesses all environmental licenses and permits necessary to operate the Business in compliance with Environmental Law ("**Licenses**") and has filed all notices or applications required by such Licenses.

(b) Seller has not been subject to, or received any written notice of, any private, administrative, or judicial action, or notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of hazardous materials in, under, or upon any real property currently or formerly owned, leased, or used by (i) Seller or any of its predecessors; or (ii) any Person that has, at any time, transported, treated, or disposed of hazardous materials on behalf of Seller or any of its predecessors; and (iii) there are no pending or, to the Selling Group's Knowledge, threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental authority or any other person regarding any matter relating to any Environmental Law.

(c) To the Selling Group's Knowledge, there are no present and have been no past events, conditions, circumstances, activities, practices, incidents or actions that might be expected to interfere with or prevent continued compliance with any Environmental Law, give rise to any legal obligation or liability or otherwise form the basis of any claim, action, suit,

proceeding, hearing or investigation against or involving Seller or any real property presently or previously owned or used by Seller or any of its predecessors or any off-site disposal or treatment site used by Seller or any of its predecessors under any Environmental Law or related common law theories.

3.21 Broker Fees. There are no broker's or finder's fees or obligations due to any persons engaged by Seller, any Principal Owner, or any of their affiliates, employees, representatives or agents, in connection with the transactions contemplated by this Agreement.

3.22 Interim Conduct of Business. Since September 9, 2011 through the date hereof, Seller and Principal Owners have caused the operations of Seller to be carried on in the normal course of business, diligently and lawfully, and in substantially the same manner as they previously were carried out. Since September 9, 2011, Seller has not suffered the existence or allowed the creation of any Liens of any nature on Seller's property or assets, except in the ordinary course of business or as described in the Seller Disclosure Documents. Seller has not (i) engaged in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of September 9, 2011; or (ii) altered or taken any action to alter Seller's relationships with its suppliers, employees, independent contractors, Facilities, patients, referral sources, or third party payers.

3.23 Undisclosed Material Liabilities. As of the date of this Agreement, there are no Liabilities of Seller of a nature required to be reflected on a balance sheet prepared in accordance with Generally Accepted Accounting Principles other than liabilities reflected in the Financial Statements, or which would not have a Material Adverse Effect.

3.24 Affiliate Transactions. Except as set forth in the Seller Disclosure Documents, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, no Affiliate of Seller or any individual or entity in the Selling Group (a) owns any property or right, whether tangible or intangible, that is used in the Business as conducted by Seller prior to the Closing; (b) has any claim or cause of action against Seller; (c) owes any money to Seller or is owed money from Seller; (d) is a party to any contract or other arrangement, written or oral, with Seller; or (e) provides services or resources to Seller or is dependent on services or resources provided by Seller. Every business relationship (other than normal employment relationships) between Seller, on the one hand, and the present or former officers, directors, employees or stockholders of Seller or family members or Affiliates of any of the foregoing (or any entity in which any of the foregoing individuals has a material financial interest, directly or indirectly), on the other hand is set forth in the Seller Disclosure Documents.

3.25 Litigation. Except as described in the Seller Disclosure Documents, there is no suit, claim, action, proceeding or investigation pending before any court, tribunal, or judicial or arbitral body, or to the Selling Group's Knowledge, any other governmental agency or, to the Selling Group's Knowledge, threatened, against the Seller or any properties or assets of the Seller, or, to the Selling Group's Knowledge, any current or former supervisory employee of the Seller with respect to any acts or omissions as an employee of the Seller, except for actions that, if determined adversely to the Seller, would not individually or in the aggregate have a Material Adverse Effect.

3.26 Certain Payments.

(a) Except as described in the Seller Disclosure Documents, and with respect to the conduct and operation of the Business, neither Principal Owners nor Seller nor, to the Knowledge of any member of the Selling Group, any partner, manager, officer, agent, or employee of Seller or any other person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained for or in respect of Seller; or (iv) which, to the Selling Group's Knowledge, is in violation of any legal requirements; (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller; or (c) to the Selling Group's Knowledge, been a party to, or the beneficiary of, any agreement, contract, understanding or business venture (whether oral or in writing) with any person or entity which violates the Anti-Kickback Statute or the Stark Law, any other state, federal or local law governing the referral of patients, any regulation promulgated pursuant to any of the foregoing, or any court or administrative order to any of the foregoing.

(b) Except as described in the Seller Disclosure Documents, (a) all claims submitted by the Seller for reimbursement to third party payors (including governmental payors) are true, complete and accurate; (b) no claims for recoupment of moneys paid to the Seller have been asserted or are outstanding from third party payors; (c) the billing practices of the Seller are in compliance with all applicable Laws and consistent with industry standards; (d) no billing audits or audits by recovery audit contractors have occurred within three (3) years prior to the date hereof nor are any such audits currently ongoing, noticed to the Seller or, to the Selling Group's Knowledge, threatened; (e) no inquiries or complaints regarding quality of medical services rendered by the Seller have been received by the Seller; and (f) all overpayments have been timely repaid by Seller in accordance with Section 1128J(d) of the Social Security Act and other applicable Law.

3.27 Designated Health Services. If Seller has provided any "designated health services" as such term is defined in the Stark Law, Seller has at all times operated as a "group practice" as defined in 42 C.F.R. §411.352 and has provided such designated health services in accordance with the "in-office ancillary services" exception set forth at 42 C.F.R. §411.352 or other applicable provisions of the Stark Law.

3.28 Medical Director Agreements. All Contracts for Medical Director Services, Healthcare Agreements, and all other Contracts with any provider or supplier of health care items, supplies, or services (each a "**Health Care Entity**") have been performed in accordance with the requirements of the Stark Law, the Anti-Kickback Statute, and other applicable Laws. No member of the Selling Group or, to the Selling Group's Knowledge, Provider employed by or contracted with Seller, has been a party to a direct or indirect financial relationship or has offered, paid, solicited or received, directly or indirectly, any remuneration from a Health Care Entity except in strict compliance with applicable requirements of the Stark Law and the Anti-Kickback Statute.

3.29 Anti-Takeover Statute. The Seller Board has taken all necessary action so that the restrictions of Sections 78.378-78.3793 and 78.411-78.444 of the Nevada Business Corporation Act and any applicable takeover, anti-takeover, moratorium, "fair price," "control share" or similar Law (each a "**Takeover Statute**") do not, and will not, apply to this Agreement and the transactions contemplated hereby.

3.30 Not Misleading. The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in Article III not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

In order to induce Selling Group to enter into this Agreement and to sell the Purchased Assets, Acquirors represent and warrant to Selling Group all of the matters set forth in this Article IV.

4.1 Organization of Acquirors. Each Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Acquirors have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Acquirors, and no other proceedings on the part of Acquirors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquirors and constitutes a valid and binding agreement of each Acquiror, enforceable against each Acquirors in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies or by bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights.

4.3 No Violation. Neither the execution and delivery of this Agreement by the Acquirors nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws, or other similar governing documents of Acquirors; (ii) to the best of Acquirors' Knowledge, conflict with, result in any material breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to Acquirors under any contract or agreement of any kind to which any of the foregoing is a party or to which Acquirors are subject; or (iii) to the best of Acquirors' Knowledge, violate or conflict with any Law to which Acquirors or any of their properties are subject.

4.4 Legal Proceedings, Etc. There is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to Acquirors' Knowledge threatened, which could

reasonably be expected to affect the enforceability of any provision in this Agreement before any court, governmental authority or any arbitral body.

4.5 Broker Fees. Selling Group shall not be responsible for any broker's or finder's fees or obligations due to any persons engaged by Acquirors, or any of their affiliates, employees, representatives or agents in connection with the transactions contemplated by this Agreement.

4.6 Not Misleading. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in Article IV not misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts at its own expense (unless otherwise provided in this Agreement) to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Seller and each Principal Owner shall cooperate with Acquirors and assist Acquirors in the transition of the Business to Acquirors on an as-needed basis, including answering questions, facilitating the employment of those of Seller's employees and/or independent contractors which Acquirors choose to employ subsequent to Closing, facilitating prompt collections of its accounts receivable, introducing Acquirors to the medical community and Seller's suppliers and service providers, and such other actions as Acquirors may reasonably request. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties, as applicable, shall take all such necessary action as may reasonably be requested by the other party.

5.2 Stockholder Approval.

(a) The Seller, acting through the Seller Board, shall, in accordance with applicable Law and its Articles of Incorporation and Bylaws, obtain the Stockholder Approval pursuant to (i) a duly authorized, executed and delivered written consent of its stockholders or (ii) a duly called, noticed, convened and held special meeting of its stockholders (the "**Stockholders Meeting**"), in each case, as soon as reasonably practicable following the preparation of the Seller Disclosure Documents and appropriate disclosure to Seller's stockholders; provided, however, that nothing herein shall prevent the Seller from postponing or adjourning the Stockholders Meeting, if any, if (i) there are an insufficient number of shares of Common Stock represented at any such Stockholders Meeting to establish a quorum to conduct business or (ii) subject to Sections 5.2(c) and 5.3, the Seller is required to postpone or adjourn any such Stockholders Meeting by applicable Law (including any necessary supplements or amendments to the Seller Disclosure Documents).

(b) The Seller shall establish a record date for purposes of determining stockholders entitled to notice of and vote in connection with any written consent or at any

Stockholders Meeting (the "**Record Date**") that is as close as reasonably practicable to the date on which the Seller Disclosure Documents are mailed to the Seller's stockholders. Once the Seller has established the Record Date, the Seller shall not change such Record Date or establish a different record date for any Stockholders Meeting without the prior written consent of Acquirors, unless required to do so by applicable Law. In the event that any Stockholders Meeting as originally called is for any reason adjourned or the date of such Stockholders Meeting is postponed or otherwise delayed, the Seller and each Principal Owner agrees that it shall use its best efforts to implement such adjournment or postponement or other delay in such a way that the Seller does not establish a new Record Date for such Stockholders Meeting as so adjourned, postponed or delayed, except as required by applicable Law.

(c) The Seller Board shall (i) make the Board Recommendation, (ii) include in the Seller Disclosure Documents the Board Recommendation, and (iii) not withdraw or modify the Board Recommendation; provided, however, notwithstanding anything to the contrary in this Agreement, prior to obtaining the Stockholder Approval, the Seller Board may withdraw, change or modify the Board Recommendation only in accordance with Section 5.3(b).

(d) As soon as reasonably practicable following the execution of this Agreement and in connection with obtaining the Stockholder Approval, the Seller shall (i) promptly (but in any event within twenty (20) days after the date hereof) prepare the Seller Disclosure Documents and thereafter mail to its stockholders as promptly as practicable the Seller Disclosure Documents and all other materials required in connection with any such written consent or Stockholders Meeting and, if necessary, after the Seller Disclosure Documents shall have been so mailed, promptly circulate amended, supplemental or supplemented material, and, if required in connection therewith, re-solicit proxies, (ii) give Acquirors and their counsel the opportunity to review all Seller Disclosure Documents prior to their being mailed or otherwise distributed to Seller's stockholders and give Acquirors and their counsel the opportunity to review all amendments and supplements to such Seller Disclosure Documents prior to their being mailed or otherwise distributed to the Seller's stockholders, and (iii) subject to Section 5.2(c) and the right of the Seller to terminate this Agreement as provided in Article VI, use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein and the Acquirors will use commercially reasonable efforts to deliver to the Seller all readily available information reasonably requested by the Seller for inclusion in the Seller Disclosure Documents.

5.3 No Solicitation.

(a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VI, the Seller and its affiliates shall not, and shall cause the Seller's representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.3(f)), (ii) enter into, maintain, participate in or continue any discussion or negotiation with any Person (other than Acquirors or any of the Acquirors' representatives) regarding an Acquisition Proposal, or furnish to any Person (other than Acquirors or any of the Acquirors' representatives) any information or otherwise cooperate

in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Acquirors or any of the Acquirors' representatives) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) resolve to do any of the foregoing; provided, however, that nothing contained in this Section 5.3 shall prohibit the Seller Board (or any authorized committee thereof (an "**Authorized Committee**"), prior to approval and adoption of this Agreement by the stockholders of the Seller at the Stockholders Meeting, from furnishing information to (provided that the Seller shall promptly make available to Acquirors any information not previously delivered or made available to Acquirors concerning the Seller that is made available to any Person given such access), or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal not made in breach of this Section 5.3 if (A) the Seller Board (or any Authorized Committee) determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Seller Board to comply with its fiduciary duties to the Seller's stockholders under applicable Law, and (B) the Seller Board (or any Authorized Committee) determines in good faith after consultation with its independent outside legal counsel and financial advisor that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.3(g)). The Seller agrees that in the event any Seller Representative takes any action that, if taken by the Seller, would constitute a breach of this Section 5.3(a), then the Seller shall be deemed to be in breach of this Section 5.3(a).

(b) From and after the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article VI, if the Seller Board (or any Authorized Committee) is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.3(a), the Seller Board (or any Authorized Committee) may, prior to the approval of this Agreement by the stockholders of the Seller at the Stockholders Meeting, withdraw, change or modify the Board Recommendation and terminate this Agreement if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Seller Board (or any Authorized Committee) shall have determined in good faith after consultation with outside legal counsel, that such action is necessary for the Seller Board to comply with its fiduciary duties to the Seller's stockholders under applicable Law, and (C) the Notice Period provided in Section 5.3(c) shall have expired.

(c) The Seller (i) will promptly notify Acquirors orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information or for access to the properties, books or records of the Seller, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Acquirors reasonably informed of the status and details (including prompt notification of any proposed amendments) of any such request, Acquisition Proposal or inquiry. The Seller shall promptly (and in any event, within 24 hours) inform Acquirors of any change in the price, structure or form of consideration or other terms and conditions of such Acquisition Proposal. Promptly (and in any event, within 24 hours) upon determination by the Seller Board that an Acquisition Proposal constitutes a Superior Proposal, the Seller shall notify Acquirors that the Seller Board has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Seller agrees, during the three (3) business day period following Acquirors' receipt of a notice of a

Superior Proposal (or any material amendment or modification thereto (it being agreed and understood that any change in price shall constitute a material amendment or modification) in which case the Seller shall be required to deliver a new written notice to Acquirors and to comply with this Section 5.3(c) with respect to such new written notice) (the "**Notice Period**"), to negotiate in good faith with Acquirors to allow Acquirors to match or better such Superior Proposal.

(d) Nothing contained in this Agreement shall prevent the Seller Board (or any Authorized Committee) from taking, and disclosing to the Seller's stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer.

(e) The Seller shall immediately cease, and shall cause its affiliates, the Subsidiaries and the Seller Representatives to cease, any and all existing activities, discussions and negotiations with any parties (other than Acquirors or any of the Acquirors' representatives) conducted heretofore with respect to any Acquisition Proposal.

(f) For purposes of this Agreement, "**Acquisition Proposal**" shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Seller in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Seller in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Seller, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Seller, (v) any combination of the foregoing or (vi) an agreement, proposal or plan to do any of the foregoing, other than the transaction contemplated by this Agreement.

(g) For purposes of this Agreement, "**Superior Proposal**" shall mean any bona fide, written Acquisition Proposal (with all percentages included in the definition of "Acquisition Proposal" increased to "fifty percent (50%)") that (i) the Seller Board (or the Special Committee of Independent Directors) has determined in good faith, after consultation with an independent financial advisor and outside counsel, is more favorable from a financial point of view to the Seller's stockholders than the Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Acquirors in response to any such Acquisition Proposal), and (ii) is reasonably capable of being consummated (taking into account all financial, regulatory, legal, stockholder litigation, breakup fee and expense reimbursement provisions and all other relevant aspects of such proposal).

5.4 Employment. Each Acquiror agrees that effective upon the Closing, such Acquiror shall enter into the applicable employment or independent contractor agreement with each of Seller's Providers meeting the hiring criteria of such Acquiror in accordance with this Agreement (so that no lapse shall occur between the Closing Date and the effective date of the contract with such Acquiror) (the "**Transferred Providers**"). Effective as of the first of the month following the Transferred Provider's date of hire, Acquirors shall establish or make available through their Affiliates, to all of the Transferred Providers who are employees,

employee benefit plans of Acquirors (collectively "**Acquirors' Employee Plans**") in accordance with and subject to such Acquirors' Employee Plans and the policies and procedures of Acquirors or their Affiliates. Seller shall be liable for all employee or independent contractor accrued compensation or bonus payments, payments that may be required to be made under any termination, severance or similar plan, policy, arrangement or Employee Benefit Plans of Seller, or the termination of the employment of any officer or employee or independent contractor of Seller, as a result of the transactions contemplated herein. Seller shall be responsible for the payment of any Provider stay-related bonuses, bonus guarantees in excess of the Provider's current salary with Seller, or any other incentives related specifically to the transactions contemplated by this Agreement. Any such bonus or incentive shall require the prior written approval of Acquirors.

5.5 Use of Purchased Assets. From and after the Closing, Seller shall not use, and acknowledges that it will have no right or license to use, the Purchased Assets in any manner; provided, however, Seller may continue to use the name "Inpatient Clinical Solutions, Inc." for twelve (12) months, in connection with the collection of its accounts receivable, retained in accordance with Section 1.2. Seller shall, at its own expense and within twelve (12) months after Closing, (i) change its name to a name that does not include "Inpatient Clinical Solutions, Inc." or any similar words; and (ii) cause the name "Inpatient Clinical Solutions, Inc." to be deleted from all signs, stationery, websites, advertising, and other embodiments pertaining to the business of Seller. In no event shall Seller use the name "Inpatient Clinical Solutions, Inc." or any other name in a manner adverse to Acquirors or Acquirors' Affiliates.

5.6 Further Proceeds. Seller shall pay, upon receipt, to Acquirors any payments Seller may receive from third parties in respect of the operation of any Purchased Assets subsequent to the Closing and any payments against accounts receivable of Acquirors arising subsequent to the Closing or in connection with any services to be provided subsequent to the Closing which come into possession of Seller. Acquirors shall pay, upon receipt, to Seller any payments Acquirors may receive from third parties in respect of the operation of any Purchased Assets prior to the Closing Date and any payments against accounts receivable of Seller arising prior to the Closing Date (other than advances arising prior to the Closing Date in connection with services to be provided subsequent to the Closing Date).

5.7 Audit; Access to Financial Information. Subsequent to the Closing, each member of the Selling Group shall take or cause to be taken all action reasonably necessary at Acquirors' sole cost and expense to allow Acquirors' accountants, employees and other representatives access to Seller's facilities, books, records and personnel in order that Acquirors may have full opportunity to make such inquiry as is necessary for the conduct and completion of a certified audit of Seller's financial position, results of operation and cash flows ("**Financial Statements**") by the public accounting firm of Ernst & Young. Each member of the Selling Group agrees and acknowledges that Acquirors have the right to include the Financial Statements in any filings or disclosures requested or required by any financial institution, stock market or exchange, contract or by Law (collectively "**Filings**") and agree to execute any consents required in connection with any such Filings.

5.8 Notice of Developments. Prior to the Closing, each party to this Agreement shall give prompt written notice to each other party of any act or omission causing a breach of

any of its representations and warranties in ARTICLE III or ARTICLE IV, as applicable. No disclosure by any such party pursuant to this Section 5.8, however, shall be deemed to amend or supplement any disclosure the purpose of which is to limit the scope of or to prevent or cure any misrepresentation or breach of warranty, covenant, or any provision of this Agreement.

5.9 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, either party may issue a press release in a form mutually agreed to by the Acquirors and the Seller announcing the execution of this Agreement and the transactions contemplated hereby . Thereafter, no party will issue or make any report, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties. If any party is unable to obtain the approval of its public report, statement, or release from the other parties and such report, statement, or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or release and promptly furnish the other party with a copy thereof. Notwithstanding the foregoing, following the Closing, Acquirors shall have the right to issue a press release with respect to this transaction without the prior consent of Selling Group if Selling Group fails to provide such consent within three (3) business days.

5.10 Tail Coverage. Seller shall provide evidence to IPC Buyer prior to Closing that it has acquired (i) professional malpractice tail coverage with respect to Seller and all Providers previously employed by or contracted with Seller and employed by or contracted with an Acquiror immediately after Closing and (ii) directors and officers liability tail coverage with respect to periods prior to the Closing, in each case, satisfactory to IPC Buyer and at Seller's sole expense. In the event Seller does not provide such evidence to Acquirors by Closing, Acquirors shall procure said coverage on behalf of Seller (and/or Seller's Providers), as applicable, and shall remit the Tail Withhold to the relevant malpractice and/or director and officer liability carrier or broker. The cost of such professional malpractice insurance and directors and officers liability insurance shall be at the sole cost and expense of Seller. Notwithstanding the foregoing, if Seller provides occurrence based professional malpractice or directors and officers coverage to its Providers, directors and/or officers, as applicable, Seller shall provide evidence of such policy or policies.

5.11 Noncompetition and Nonsolicitation Provisions. Seller agrees, as permitted by applicable law, that it will transfer, convey, assign and deliver to Acquirors all of the rights to enforce any remaining term of the non-competition and non-solicitation provisions of any agreement with any Provider who does not enter into an employment agreement with Acquirors at Closing.

5.12 COBRA. On and after the Closing Date, Seller shall be responsible for (i) complying with all notice requirements of COBRA, and (ii) providing COBRA continuation coverage to all "M&A qualified beneficiaries," as that term is defined by Treasury Regulations §54.4980B-9, Q&A-4, with respect to the transactions contemplated by this Agreement for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiaries (including any second qualifying events experienced by the M&A qualified beneficiaries.) under COBRA.

5.13 Kickbacks and Referrals.

(a) Notwithstanding anything that may be explicitly or implicitly suggested to the contrary in this Agreement, the parties shall not do any act prohibited by Section 1128B(b) of the Social Security Act. Without limiting the generality of the foregoing, neither Seller nor any Owner shall have any duty whatsoever to refer any individual, or arrange for any individual to be referred, or recommend that any individual be referred, to Acquirors for the furnishing or arranging for the furnishing of any item or service that may be paid for, in whole or in part, by a Governmental Payment (as defined below). No part of the consideration under this Agreement is in any way intended or offered to produce or accomplish any transaction or relationship that is prohibited by state or federal law and such an intention is vigorously disclaimed by all parties. For purposes hereof, a "**Governmental Payment**" shall mean any payment, in whole or in part, that is made under Title XVIII of the Social Security Act (commonly known as Medicare) or under a State health care program under the Social Security Act (including Medicaid and Titles V and XX).

(b) The parties shall comply with the Stark Law and its implementing regulations. As long as either Seller or any Owner is considered to have a "financial relationship" (as defined in 42 U.S.C. § 1395nn) with Acquirors, then neither Seller nor any Owner shall make any referral to Acquirors for the furnishing of "designated health services" (as defined in 42 U.S.C. § 1395nn) for which payment otherwise could be made under Title XVIII of the Social Security Act (Medicare) or, to the extent applicable as described in 42 U.S.C. §1396, Title XIX of the Social Security Act (Medicaid), unless an applicable exception is met.

(c) In the event that Seller or any Owner obtains an ownership interest or equity interest in Acquirors or any entity that Acquirors have a direct or indirect financial interest in and is in a position to refer any "designated health services" (as defined in 42 U.S.C. Section 1395nn *et seq*) from an entity in which Seller or any Owner (or a member of his or her immediate family) has a financial interest to such entity, such referral shall not be made without the prior disclosure to and approval of Acquirors. The ownership of a publicly traded security or mutual fund (as defined in 42 U.S.C. Section 1395nn(c)) shall not be deemed an ownership or financial interest. No payment shall be made to any Owner or Seller that is intended to induce or that shall require the recommendation or referral of any patient, directly or indirectly to any entity owned by Acquirors and further, is determined in any manner that takes into account the volume or value of business generated between the parties.

5.14 Operation of the Business Until Closing. From the date of this Agreement through the Closing, Seller agrees to operate the Business in the normal course of business diligently, in material compliance with all applicable Laws, and in substantially the same manner as the Business has been carried out through the date of this Agreement. From the date of this Agreement through the Closing Date, Seller shall not allow the creation of any Liens on the Purchased Assets, except in the ordinary course of business. Seller shall not (i) engage in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of the date of this Agreement; or (ii) alter or take any action to alter its relationships with its suppliers, employees, independent contractors, Facilities, patients, referral sources, or third party payers in such a way to have a Material Adverse Effect.

5.15 Use of Proceeds. The Seller and the Principal Owners agree to use the proceeds of the transactions contemplated by this Agreement received by the Seller in accordance with Exhibit G attached hereto.

5.16 Takeover Statutes. The Seller and the Seller Board and the Special Committee of Independent Directors shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement and the transactions contemplated hereby.

ARTICLE VI
TERMINATION

6.1 Termination by Mutual Consent. This Agreement may be terminated and the other related agreements may be abandoned at any time prior to the Closing, before or after the receipt of Stockholder Approval, by the mutual written consent of the Selling Group, and Acquirors, acting under the direction of their respective boards of directors.

6.2 Termination by Acquirors or Selling Group. This Agreement may be terminated and the other related agreements may be abandoned at any time prior to the Closing, before or after receipt of Stockholder Approval, by either Acquirors, on the one hand, by action of their respective boards of directors, or the Selling Group, on the other hand, if:

(a) any Governmental Authority shall have issued an *Order* (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Agreement and such Order shall have become final and nonappealable;

(b) the Agreement shall not have been consummated on or before April 1, 2012 (the "**Expiration Date**"); provided, however, that the right to terminate this Agreement under this Section 6.2(b) shall not be available to any party whose willful breach of a representation, warranty, covenant, or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Agreement to have been consummated on or before the Expiration Date; or

(c) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof

6.3 Termination by Acquirors. This Agreement may be terminated by Acquirors, acting under the direction of their respective board of directors, and the Agreement and the other related agreements may be abandoned, if:

(a) at any time prior to the Closing, before or after receipt of Stockholder Approval, the Seller shall have breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a "**Seller Terminating Breach**") and such Seller Terminating Breach (i) would give rise to the failure of a condition set forth in Article II and (ii) has not been cured within ten (10) days (provided that in no event shall such ten (10) day period extend beyond the Expiration Date) after written notice thereof is received by the Seller; provided that Acquirors shall have no right to terminate this Agreement pursuant to this Section 6.3(a) if there is an uncured Acquiror Terminating Breach (as defined in Section 6.4(a)) at the time of the Seller Terminating Breach;

(b) at any time prior to receipt of Stockholder Approval, (i) the Seller withdraws (or modifies in a manner adverse to Acquirors), or publicly proposes to withdraw, the Board Recommendation (a "**Seller Adverse Recommendation Change**"), (ii) the Seller Board (or the Special Committee of Independent Directors) recommends, adopts, approves or declares advisable or proposes publicly to recommend, adopt, approve or declare advisable any Acquisition Proposal, (iii) after any Acquisition Proposal or any material modification thereto is first published, sent or given to the stockholders of the Seller, the Seller Board shall have failed to publicly confirm the Board Recommendation within ten (10) days of a written request by Acquirors that it do so (which request may be made by Acquirors one time following each such Acquisition Proposal or any material modification thereto), or (iv) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Acquisition Proposal and the Seller shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Seller recommends rejection of such tender or exchange offer;

(c) at any time prior to the Closing, before or after receipt of Stockholder Approval, Acquirors, in their sole discretion, are no longer satisfied with the results of their due diligence investigation or discussions with Providers;

(d) at any time prior to the Closing, before or after receipt of Stockholder Approval, a Material Adverse Effect shall have occurred and be continuing with respect to the Seller that has not been cured by the Seller within ten (10) days following receipt by the Seller of written notice of the occurrence of such event from Acquirors (provided that in no event shall such ten (10) day period extend beyond the Expiration Date); or

(e) at any time prior to receipt of Stockholder Approval, the Seller (solely for purposes of this Section 6.3(d), acting through one or more Persons set forth in Schedule 6.3(d)) intentionally breaches its obligations under Section 5.3 in a manner that materially and adversely threatens Acquirors' ability to consummate the Agreement.

6.4 Termination by Selling Group. This Agreement may be terminated by the Selling Group, and the Agreement and the other related agreements may be abandoned, if:

(a) at any time prior to the Closing, before or after receipt of Stockholder Approval, Acquirors shall have breached any of their respective representations, warranties,

covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a "**Acquiror Terminating Breach**") and such Acquiror Terminating Breach (i) would give rise to the failure of a condition set forth in Article II and (ii) has not been cured within ten (10) days (provided that in no event shall such ten (10) day period extend beyond the Expiration Date) after written notice thereof is received by Acquirors; provided that the Seller shall have no right to terminate this Agreement pursuant to this Section 6.4(a) if there is an uncured Seller Terminating Breach at the time of the Acquiror Terminating Breach;

(b) at any time prior to receipt of Stockholder Approval, the Seller exercises its right to terminate pursuant to and in accordance with Section 5.3(b); or

(c) on or after the 60th day following the date hereof, (i) all of the conditions to the obligations of Acquirors to consummate the Agreement set forth in Article II have been satisfied or waived by Acquirors in writing (other than those conditions that by their nature are to be satisfied at the Closing, provided the Seller is then able to satisfy such conditions) and (ii) Acquirors shall have breached their obligation to cause the Agreement to be consummated within ten (10) days after the Closing Date.

6.5 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VI, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of Article VII; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1 Survival. All representations and warranties of Acquirors and each of the entities and individuals in the Selling Group contained in this Agreement shall survive the Closing and shall remain in full force and effect for the longer of any applicable statute of limitations or a period of three (3) years after the Closing. Notwithstanding any right of any party to fully investigate the affairs of another party, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants, agreements of any other party contained in this Agreement or in any certificate or other document delivered pursuant to or in connection with the transactions contemplated by this Agreement. Those covenants of Acquirors and each of the entities and individuals in the Selling Group that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing in accordance with their terms. Any claim for indemnification under this must be made, if at all, within the applicable survival period set forth in this Section 7.1.

7.2 Indemnification. The parties to this Agreement shall indemnify each other as set forth below.

(a) Seller and each Principal Owner shall, jointly and severally, indemnify, defend and hold harmless Acquirors and each of Acquirors' respective stockholders, officers,

directors, employees, agents and affiliates, from and against any and all losses, damages, Liabilities and claims ("**Losses**") arising out of, based upon or resulting from any or all of (i) the Excluded Assets; (ii) any Liability, other than the Assumed Liabilities, arising from or related to Seller's conduct of the Business prior to Closing (including, any Losses, claims or cause of action with respect to the unreimbursed cost to the Acquirors of any assessment, recoupment, offset or Losses arising from or related to Medicare or Medicaid billing and claims); (iii) any action, claim, proceeding, whether brought or threatened, by any future, current, or former equity owner of Seller or beneficiary of any Owner or any relative of any such future, current, or former equity owner of Seller or beneficiary of any Owner (including disputes regarding ownership of Seller or distribution of the Closing Payment or Incentive Payment); (iv) any Liability, other than the Assumed Liabilities, of any member of the Selling Group (including any Liability of Acquirors under any bulk transfer law, any common law or other legal doctrine of de facto merger or successor liability, or otherwise by operation of Law) and any Liability for Taxes of any member of the Selling Group; (v) any inaccuracy as of the Closing or at any time thereafter during the applicable survival period as specified in Section 7.1, of any representation or warranty of any member of the Selling Group which is contained in this Agreement or any document contemplated to be delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (vi) any Liability, other than the Assumed Liabilities, related to Seller's Affiliates; (vii) any Liability of Seller in connection with ERISA or Employee Benefit Plans; (viii) other than the Assumed Liabilities, any Liability of Seller related to employees or independent contractors of Seller, including workers' compensation claims, severance payments, claims related to ownership, or compensation for periods prior to Closing; (ix) any breach or nonfulfillment by any of the Selling Group of any of its, his, her, or their covenants, agreements, or other obligations contained in or made pursuant to this Agreement or any agreement contemplated to be delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (x) any Liability of the entities and individuals of the Selling Group for a brokerage fee, commission or finder's fee in connection with the transaction contemplated by this Agreement; (xi) any Liability arising from the collection of the accounts receivables of Seller; and (xii) any Liability arising from or relating to Seller's participation in any governmental healthcare program which is or may be asserted before or after Closing including audits, investigations, reviews, overpayments, damages, fines, penalties, costs of investigations, necessary audits, and any prospective compliance obligations imposed on Acquirors including any claims of successor liability resulting from Seller's operations of the Business prior to Closing. Seller and each Principal Owner shall reimburse Acquirors for any and all fees, costs and expenses of any kind related to any Losses (including overpayment amounts, damages, fines penalties, costs of investigations, any and all Legal Expenses (as defined below)) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses. "**Legal Expenses**" of a person shall mean any and all fees, costs and expenses of any kind reasonably incurred by such person and its counsel in defending against any threatened or asserted claim.

(b) Acquirors shall indemnify, defend, and hold harmless each individual and entity in the Selling Group and each such individual and entity's respective members, officers, directors, employees, agents, and affiliates from and against any and all Losses arising out of, based upon or resulting from (i) any inaccuracy as of the Closing of any representation or warranty of Acquirors which is contained in this Agreement or any document delivered in connection with or pursuant to this Agreement; (ii) any breach or nonfulfillment by Acquirors of

any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement; (iii) any Liability arising after the Closing in connection with the use or operation of the Purchased Assets after the Closing, or other conduct of the Business, by Acquirors subsequent to the Closing; and (iv) any Assumed Liability. Acquirors shall reimburse Seller for any and all fees, costs and expenses of any kind related to any Losses (including any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

(c) Promptly after receipt by any Person entitled to indemnification under this Section 7.2 (an "**Indemnified Party**") of notice of the commencement of any action by a third party in respect of which the Indemnified Party will seek indemnification hereunder, or knowledge of an Indemnified Party of any basis for a claim for indemnification hereunder not involving a third party claim (and in no event more than sixty (60) days after receipt of such notice or the discovery of facts giving rise to such knowledge), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an "**Indemnifying Party**") thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any Liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is prejudiced thereby. With respect to a claim for indemnification involving an action brought by a third party and as to which the Indemnifying Party has acknowledged in writing its responsibility to provide indemnification pursuant to this Section 7.2, the Indemnifying Party shall be entitled to control the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall actively and diligently pursue such defense on behalf of Indemnified Party, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld); and no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such claim. If the Indemnifying Party does not assume control of defense of such action as provided in this Section 7.2, the Indemnified Party shall have the right to defend such action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will reimburse the Indemnified Party therefor in accordance with this Section 7.2.

(d) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 7.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

(e) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all insurance benefits actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Party expressly agrees that it shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for

any portion of such losses or claims. The Indemnified Party agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and the reasonable costs and expenses of doing so shall be borne by the Indemnifying Party.

(f) Notwithstanding anything to the contrary contained in this Article VII, (i) an Indemnified Party shall not be entitled to maintain a claim for indemnification against any Indemnifying Party in respect of any Losses of any nature suffered or incurred by an Indemnified Party as a result of an Indemnified Party's own negligence or willful misconduct, or as a result of any occurrence, matter, or thing, the occurrence, existence, or nondisclosure of which constitutes a breach or failure of any representation, warranty, covenant, or other obligation of any Indemnified Party hereunder; and (ii) any Losses which an Indemnifying Party may be obligated to pay to an Indemnified Party hereunder will be reduced by an amount equal to the tax benefit, if any, realized by an Indemnified Party as a result of such Losses (for purposes of determining the "tax benefit," if any, the reasonable determination of the Indemnified Party's independent certified public accounting firm will be binding and conclusive as to all parties hereto).

(g) Escrow. Acquirors may give notice of a Loss and make a claim under the Escrow Agreement. Neither the giving of any such notice or the failure to give such notice under the Escrow Agreement will constitute an election of remedies or limit Acquirors in any manner in the enforcement of any other rights that may be available to them.

7.3 Set-Off Right. Upon notice to the Selling Group, specifying in reasonable detail the basis therefor, Acquirors may set off any amount to which it or any of Seller's Indemnified Parties may be entitled under this Article VII against amounts otherwise payable by Acquirors pursuant to this Agreement. The exercise of such right of set-off by Acquirors in good faith will not constitute a breach of this Agreement or any other agreement or instrument contemplated by this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies nor limit in any manner the enforcement of any other available remedies.

ARTICLE VIII
MISCELLANEOUS

8.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its, his, or her own fees and expenses (including the fees of any attorneys, accountants, investment bankers, advisors, or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

8.2 Headings. Headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed given if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile or other electronic means, to the address or facsimile number as set forth on the signature pages hereto or such other address or facsimile number as shall be furnished in writing

by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof, or if sent by facsimile, or other electronic means, on production of a transmission report by the machine from which it was sent which indicates that the notice was sent successfully in its entirety to the recipient; provided, however, that any notice or communication changing any of the addresses or facsimile numbers set forth above shall be effective and deemed given only upon its receipt.

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VII shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the parties hereunder may be assigned by any of the parties without the prior written consent of the other parties.

8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto which are incorporated herein) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral agreements, commitments, arrangements or understandings with respect thereto including that certain letter of intent dated September 9, 2011, by and between Seller and an affiliate of Acquirors, but excluding that certain Nondisclosure Agreement executed as of August 15, 2008 (which remains in full force and effect) by and among Seller and an affiliate of Acquirors, and such other documents executed contemporaneously with this Agreement.

8.6 Counterparts; Facsimile Transmission. This Agreement may be executed in any number of counterpart signature pages each of which shall be deemed to be an original and all of which together shall constitute one and the same original instrument. This Agreement and its counterparts may be executed and delivered by facsimile transmission with confirmation of received transmission or other electronic means that faithfully reproduces the original with same effect as if a manually signed original were personally delivered.

8.7 Confidentiality. No party hereto shall issue any press release or announcement or make any disclosure to any other Person (other than its counsel, financial advisors and accountants) relating to the subject matter of this Agreement without the prior written approval of Acquirors and Selling Group; provided, however, that any party may make any public disclosure it believes in good faith is required by Law, legal process, contract or the requirements of any stock market on which such party's (or the party's parent corporations') capital stock is listed or quoted (in which case the disclosing party shall advise the other parties of such disclosure and provide them with a copy of such disclosure). Notwithstanding the foregoing, following the Closing, Acquirors or their Affiliates shall have the right to issue a press release or other announcement announcing the consummation of the transactions contemplated by this Agreement.

8.8 Governing Law. This Agreement shall in all respects be interpreted, construed, and governed exclusively by and in accordance with the Laws of the State of Florida; provided, however, that each right transferred under Section [5.11] of this Agreement (relating to the enforcement of non-compete and non-solicitation provisions) will be governed by the choice of

law provision contained in the agreement wherein such non-compete and non-solicitation provisions are set forth.

8.9 Certain Definitions.

(a) An "**Affiliate**" or "**affiliate**" of a specified Person is a Person that directly or directly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. As used in this definition, "**control**" (including, with correlative meanings, "**controlled by**" and "**under common control with**") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of the specified Person (whether through ownership of securities or other ownership interest, by contract or otherwise).

(b) "**Business**" shall mean any of the following: (i) the arranging for and/or provision of Facilities-based medical care and associated services on a referral or consulting basis for patients of other physicians, or for patients who do not have a primary care physician while such patients are in Facilities (whether or not such patients are referred via an arms-length contractual relationship with a Facility or a payor); (ii) the arranging for and/or provision of more than a Provider's pro rata share of emergency room, department or Facility coverage at a Facility if a Provider is required to provide such coverage by the Facility's medical staff bylaws, policies, or procedures generally applicable to members of such Facility's medical staff; (iii) the arranging for and/or provision of emergency room, department or Facility coverage at a Facility which does not require such coverage by its medical staff bylaws, policies, or procedures; (iv) the development and implementation of programs to provide and/or manage Facilities-based medical care; and (v) the provision of billing, management or other services or software to any such programs;

(c) "**Acquirors' Knowledge**" means (i) the actual knowledge of Adam Singer, M.D. and R. Jeffrey Taylor as to the matter to which the knowledge relates; and (ii) any additional knowledge that would be available to such persons after making such inquiry into such matter as a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter;

(d) "**COBRA**" means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law;

(e) "**Code**" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(f) "**Employee Benefit Plan**" means each "employee benefit plan" (as defined in ERISA §3(3)) and each other material employee benefit plan, program or arrangement maintained, sponsored, contributed to (or required to be contributed to) by Seller, or with respect to which Seller has any Liability or potential Liability.

(g) "**Environmental Law**" means any common law principle or Law of any governmental authority relating to the environment or public health and safety, including, but not limited to, any statute, regulation or order pertaining to any of the following: (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or

hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, but not limited to, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including, but not limited to, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) public health and safety; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(h) **"Escrow Deposit"** shall mean an amount of Three Hundred Thousand Dollars ($300,000) which shall be deducted from the Closing Payment and remain with the Escrow Agent for a period of eighteen (18) months following the Closing unless earlier disbursed pursuant to the Escrow Agreement;

(i) **"Facilities"** means short-term and long-term acute care hospitals and other related settings;

(j) **"Full Time Equivalent"** means fifteen (15) twelve hour shifts per month, whether done by one Provider or a combination of Providers;

(k) **"Immediately Available Funds"** shall mean good funds delivered by wire transfer to an account designated by the intended recipient;

(l) **"Including"** or **"includes"** shall be deemed to mean **"including, without limitation"** and **"includes, without limitation."**

(m) **"Intellectual Property"** means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto; (ii) trademarks, service marks, logos, trade names, Internet domain names and websites, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including data, know-how, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (iv) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (v) database technologies and systems (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (vi) all databases and data collections and all rights therein; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(n) "**Law**" or "**Laws**" means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, decrees, rulings, rules and regulations, including judicial opinions.

(o) "**Liability**" or "**Liabilities**" shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(p) "**Lien**" or "**Liens**" shall mean any pledge, lien (including any Tax lien), charge, claim, encumbrance, security interest, deed of trust or mortgage.

(q) "**Material Adverse Effect**" shall mean any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is materially adverse to the financial condition or results of operations of the entity or entities taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the party participates, the United States economy as a whole or the capital markets in general or the markets in which the party operates; (iii) any adverse change, event, development, or effect arising from or relating to changes in Generally Accepted Accounting Principles; (iv) any adverse change, event, development, or effect arising from or relating to changes in Law, rules, regulations, orders, or other binding directives issued by any governmental authority; (v) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (vi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States; (vii) actions required to be taken under applicable Laws or Contracts provided or made available to the other party or disclosed in the Disclosure Schedule attached hereto; (viii) actions consented to by the other party; and (ix) actions or omissions of, or on behalf of, the other party.

(r) "**Person**" or "**person**" shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity;

(s) "**Personal Goodwill**" shall mean the business created or developed by the Principal Owners, or by or through their personal reputation, contacts or relationships, or otherwise possessed by the Principal Owners in connection with the management and operation of the Business, including, but not limited to, the Principal Owners' personal business relationships with referral sources, customers, suppliers and any others having business relationships with Seller;

(t) **"Physicians," "Physician Extenders" "Provider"** or **"Providers"** shall mean a Person who has met the requirements of the Florida Board of Medicine, Florida Board of Osteopathic Medicine, or any other appropriate Florida state authority and has a current Florida license to provide medical services as a medical doctor, doctor of osteopathy, nurse practitioner, or physician assistant;

(u) **"Revenue Contracts"** shall mean those contracts set forth in Attachment 1 to Schedule 1.1;

(v) **"Seller's Knowledge"** or **"Selling Group's Knowledge"** means (a) the actual knowledge of Osnah Bloom or Hina Sharma, M.D. as to the matter to which the knowledge relates; and (b) any additional knowledge that would be available to such persons after making such inquiry into such matter as a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter;

(w) **"Tax"** or **"Taxes"** shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(x) **"Tax Return"** shall mean all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed with a governmental authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

(y) **"Transaction Documents"** means this Agreement, the Escrow Agreement, the Bill of Sale, the Noncompetition Agreements, the Owner Consulting Agreements and the other agreements, certificates and documents contemplated hereby.

8.10 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any version of this Agreement invalid, illegal or unenforceable in any respect.

8.11 Remedies. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an

adequate remedy, and accordingly agree that, in addition to the indemnification remedies set forth in Article VII hereof, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance and the non-defaulting party shall be entitled to recover its costs and expenses, including reasonable attorneys fees, incurred as a result of the defaulting party's breach.

8.12 Amendment; Waiver. The parties may, only by written agreement, modify, amend or supplement any term or provision of this Agreement and any term or provision of this Agreement may be waived by the party which is entitled to the benefit thereof. Any waiver pursuant to this Agreement shall be in writing and shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly specified in the Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have.

8.13 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any Person other than the parties to this Agreement or their Affiliate, which shall be deemed third party beneficiaries of this Agreement, and the Indemnified Parties.

8.14 Attorneys' Fees. If any party files a suit or an action, or commences any proceeding (whether in arbitration, mediation, or otherwise), to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees as fixed by the court or arbitrator.

8.15 Arbitration. The parties agree to submit any controversy, claim, or dispute arising out of or relating to the interpretation, performance, or breach of this Agreement, including the scope of this arbitration provision and the parties' compliance with their obligations under this Section 8.15 to binding arbitration administered by the American Arbitration Association ("**AAA**") in its Ft. Lauderdale, Florida regional office in accordance with AAA Rules and Procedures, as modified by the specific provisions set forth in this Section 8.15. In the event of any conflict between AAA Rules and Procedures and the specific provisions set forth in this Section 8.15, the provisions of this Section 8.15 shall prevail.

(a) Notice of Grievance. Before submitting any controversy, claim, or dispute to arbitration, any parties claiming to be aggrieved shall deliver to the other parties, in the same manner provided in this Agreement for the delivery of notices, a written statement of the alleged grievance identifying any documents then reasonably known to that party that support the grievance and the relief requested or proposed. If, within thirty (30) days after delivery of the written statement of grievance, the other parties do not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, then the parties claiming to be aggrieved may demand arbitration in accordance with this Section 8.15.

(b) Selection of Arbitrator. The arbitration shall take place before a single arbitrator who shall be selected jointly by both parties. If the parties are unable to agree within fifteen (15) days each party shall submit a list of three arbitrators from the AAA panel to the other party. Each party may strike two from the list. AAA shall make the final selection of the arbitrator from the two remaining names.

(c) Power of Arbitrator. In addition to all other powers the arbitrator enjoys under this Agreement, AAA Rules and Procedures, AAA Code of Ethics, and the laws of the State of Florida, the arbitrator expressly shall have all jurisdiction and power to make rulings as to procedures for the conduct for the arbitration; to declare rights of the parties, and to grant temporary and permanent injunctive and other equitable relief; to order specific performance of contractual obligations; to grant compensatory and punitive damages; to determine the admissibility, relevance, materiality, and weight of any evidence offered by any of the parties (provided, that mere affidavits without the ability of a party to examine the affiant shall not be admissible); and to take any interim measure with respect to the subject matter in dispute, including but not limited to, measures to facilitate or compel discovery and measures to conserve the rights, funds, goods or materials forming the subject matter in dispute. The decision of the arbitrator shall be in accordance with the substantive laws of the State of Florida. The parties may apply for confirmation and/or enforcement of any arbitration award hereunder to the Courts of the State of Florida or of such other state, locality, country or territory as may have jurisdiction over the party or parties subject to the award.

(d) Discovery. Each party shall have the right to conduct discovery in the manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts.

(e) Arbitrator's Award. The arbitrator's award shall state the factual and legal basis for the award. The arbitrator's award shall be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

(f) Cost of Arbitration. The cost of the arbitration, including arbitrator's fees, shall initially be shared equally by the parties. The arbitrator shall award the prevailing party costs of the arbitration in the award, including the prevailing party's Legal Fees. The term "costs" includes the fees of the arbitrator, but remains within the sole discretion of the arbitrator as to the awarding of any specific item (other than reasonable attorneys' fees and costs).

8.16 Attorney and Tax Advisor Approval. The parties acknowledge that each of them have had the opportunity to have this Agreement and the related documents described herein reviewed by their own counsel and the terms and conditions of same have been deemed satisfactory by all parties. In addition, all parties acknowledge that each of them have had the opportunity to have the tax consequences of the transactions contemplated herein and the other related agreements reviewed by their own tax advisors and are not relying on the other parties or their advisors for any such review or tax advice.

8.17 Time. The parties acknowledge and agree that time shall be of the essence in this Agreement.

(Signature Pages to Follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

IPC BUYER:

INPATIENT CONSULTANTS OF FLORIDA, INC.

Adam Singer, M.D.
President

Address for Notice:

4605 Lankershim Blvd., Suite 617
North Hollywood, CA 91602
Attention: Chief Executive Officer
FAX: 818-766-9781

with a copy to (which shall not constitute notice):

4605 Lankershim Blvd., Suite 617
North Hollywood, CA 91602
Attention: Vice President of Legal Affairs
FAX: 818-509-8186

(IPC Buyer's Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

HSF BUYER:

HOSPITALIST SERVICES OF FLORIDA, INC.

____
Adam Singer, M.D.
President

Address for Notice:

4605 Lankershim Blvd., Suite 617
North Hollywood, CA 91602
Attention: Chief Executive Officer
FAX: 818-766-9781

with a copy to (which shall not constitute notice):

4605 Lankershim Blvd., Suite 617
North Hollywood, CA 91602
Attention: Vice President of Legal Affairs
FAX: 818-509-8186

(HSF Buyer's Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

INPATIENT CLINICAL SOLUTIONS, INC.

Osnah Bloom
President

Address for notice:

7551 Wiles Road, Suite 104
Coral Springs, FL 33067

with a copy to (which shall not constitute notice):

James Dodrill, Esq.
The Law Office of James Dodrill, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Tel: (561) 862-0529
Fax: (561) 892-7787
Jim@JimDodrill.com

(Seller's Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PRINCIPAL OWNERS:

Address for notice:

7551 Wiles Road, Suite 104
Coral Springs, FL 33067

with a copy to (which shall not constitute notice):

James Dodrill, Esq.
The Law Office of James Dodrill, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Tel: (561) 862-0529
Fax: (561) 892-7787
Jim@JimDodrill.com

Osnah Bloom, as an individual

Address for notice:

7551 Wiles Road, Suite 104
Coral Springs, FL 33067

with a copy to (which shall not constitute notice):

James Dodrill, Esq.
The Law Office of James Dodrill, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Tel: (561) 862-0529
Fax: (561) 892-7787
Jim@JimDodrill.com

Hina Sharma, M.D., as an individual

(Principal Owners' Signature Page to Asset Purchase Agreement)

EXHIBIT A

PRINCIPAL OWNERS

Principal Owner	Ownership Percentage
Osnah Bloom	15.3%
Hina Sharma, M.D.	15.3%

DISCLOSURE SCHEDULES[1]

FOR

INPATIENT CLINICAL SOLUTIONS, INC.

AND

OSNAH BLOOM,
HINA SHARMA, M.D.
("PRINCIPAL OWNERS")

[1] Capitalized terms not otherwise defined in these Disclosure Schedules will have the meaning given to them in the Asset Purchase Agreement by and among InPatient Consultants of Florida, Inc., a Florida corporation, Hospitalist Services of Florida, Inc., a Florida corporation, Inpatient Clinical Solutions, Inc., a Nevada corporation, and the Principal Owners, dated February 13, 2012 ("**Agreement**").

DISCLOSURE SCHEDULE 1.2

EXCLUDED ASSETS

The Excluded Assets shall constitute all assets, properties, and rights not specifically set forth in Schedule 1.1, including all of the Selling Group's right, title and interest in and to:

1. all accounts receivable (and all unbilled amounts for services) for any services provided or performed prior to and through the Closing by or on behalf of Seller and all revenue or accounts receivable resulting from cases admitted until Closing for services performed after the Closing;

2. all deposits and prepaid rent and expenses;

3. all property, casualty, life and other insurance policies, and any claims, refunds, deposits, or other entitlements thereunder;

4. all prepaid Taxes, Tax refunds, and deferred Tax assets;

5. all equipment, machinery, tools, computer hardware, furniture, fixtures, leasehold improvements, supplies, inventory and other tangible property relating to the Business except for those Purchased Assets as described in Schedule 1.1;

6. the organizational charter or other governing documents of Seller and all qualifications to conduct business as a foreign entity, taxpayer identification numbers, seals, minute books, membership record books, membership interest transfer books and other documents relating to the organization, maintenance and existence of Seller;

7. all cash, investment accounts, savings accounts, money market accounts, checking accounts, and any similar accounts;

8. Seller's Medicaid, Medicare and Blue Cross Blue Shield provider numbers;

9. all personnel records and other records, books, and documents relating primarily to the Excluded Assets or otherwise relating to Seller's business and the Purchased Assets;

10. all rights of any individual or entity in the Selling Group in and to all claims, actions, causes of actions, demands, and legal proceedings (whether or not currently brought or threatened), together with all rights to benefits, proceeds, and recoveries therefrom (collectively, "**Excluded Claims**") to the extent such Excluded Claims arise out of or otherwise relate to any Liability (i) other than an Assumed Liability, or (ii) of any individual or entity currently or formerly owning any membership interest

in Seller (including any Affiliate of any such individual or entity, a "**Claimee**") to any individual or entity in the Selling Group arising out of or related to a Claimee's conduct prior to Closing, including all Excluded Claims arising out of or relating to (iii) any Claimee's use or appropriation of the name "Inpatient Clinical Solutions, Inc." or any of the Intellectual Property;

11. except as set forth in Schedule 1.1, all of agreements listed on Schedule 3.8; and

12. all assets of Seller and Owners not used directly in the Business, including all assets related to any post-acute professional medical services in skilled nursing facilities, assisted living facilities and other related settings.

DISCLOSURE SCHEDULE 3.2(b)

SHAREHOLDERS OF RECORD

Provided separately.

DISCLOSURE SCHEDULE 3.5

LIENS

UCC Financing Statement File No. 2006026165-2
Date Filed: 8/16/2006; Continued: 4/26/2011; Lapses: 8/16/2016
Secured Party: Citibank, N.A.
Debtor: Inpatient Clinical Solutions, Inc.
Collateral: All personal property of every kind and nature, including without limitation all accounts (including healthcare insurance receivables), goods (including inventory, equipment, fixtures and any accessions thereto and embedded software), chattel paper (whether electronic, tangible or intangible), documents, instruments (including promissory notes), general intangibles, letter of credit rights (whether or not the letter of credit is evidenced by a writing), supporting obligators, commercial tort claims, investment property (including securities) money, deposit accounts, and other contract rights or rights to the payment of money; whether any of the foregoing is owned now or acquired later; all accessions, additions, replacements, and substitutions relating to any of the foregoing; all records of any kind relating to any of the foregoing; all proceeds relating to the foregoing (including insurance, general intangibles and accounts proceeds).

DISCLOSURE SCHEDULE 3.7

EMPLOYEES / CONTRACTORS

Last Name	First Name	Status (MD, NP, etc)	FT/PT/ML
Providers			
Nelson	Aretha	MD	FT
Lloyd	Alvin	MD	FT
Arguello	Vigarny	MD	PT
Arguello	Sergio	MD	PT
Armenakis	Kip	MD	PT
Charvit	Samuel	MD	FT
Higgins	Calvin	MD	FT
Cohen	Robert	MD	PT
Corrales	Carlos	MD	PT
DePool	Maria	MD	FT
Gomez-Colorado	Veronica	MD	FT
Ignacio	Joseph	DO	FT
Dally	Alfred	MD	PT
Patel	Minesh	MD	FT
Kavuri	Marnalini	MD	PT
Ruiz-Fernandez	Judhit	MD	FT
Daza	Raul	MD	FT
Sanaulla	Adil	MD	FT
Strong	Jason	MD	FT
Aghigh	Soroush	MD	FT
Losada	Arquimides	MD	PT
Sharma	Hina	MD	FT
Vilme	Madelaine	MD	FT
Valensuela-Scheker	Evana (Moonlighter)	MD	FT
Toledano	Victor	MD	PT
Kansky	Delisma	MD	PT
Putman	Leslie	PA	FT
Bredy	Marjorie	ARNP	FT
Armenakis	Gus	MD	PT

Patel	Minesh	MD	PT
Putman	Leslie	PA	PT
Lloyd	Alvin	MD	PT
Vilme	Madelaine	MD	PT
Tromans	Marie	MD	PT
Rodell	Susan	MD	PT
Admin Staff			
Anello	Maria		FT
Serrao	Barbara		FT
Prudent	Shauntae		FT
Maurismar	Michel Ange		FT
Liebman	Jarrett		FT
Bloom	Osnah		FT
Saintil	Yolette		FT
Sharma	Natvarlal		PT
George	Rich		PT
Jason	Leader		PT

DISCLOSURE SCHEDULE 3.8

CONTRACTS AND ARRANGEMENTS

Professional Service Arrangements

1. Provider Service Agreement by and between Inpatient Clinical Solutions, Inc. and Bethesda Memorial Hospital, a Florida not for profit corporation, dated as of August 1, 2002.

Payor Arrangements

2. Summit Health Plan, Inc. Hospitalist Provider Services Agreement by and between Summit Health Plan, Inc. and Inpatient Clinical Solutions, Inc., dated as of May 1, 2009.
3. Health System Agreement by and between CIGNA Healthcare of Florida, Inc. and Inpatient Clinical Solutions, dated as of May 15, 2010.
4. Blue Cross and Blue Shield of Florida, Inc. and Health Options, Inc. Participation Agreement for Hospital Based Physician Services by and among Blue Cross and Blue Shield of Florida, Inc., Health Options, Inc. and Inpatient Clinical Services, Inc., dated as of May 15, 2007.
5. Physician Group Agreement by and between Aetna Health, Inc. and Inpatient Clinical Solutions, dated as of January 5, 2003.
6. United HealthCare of Florida, Inc. Network Participation Agreement by and between United HealthCare of Florida, Inc. and Inpatient Clinical Solutions, Inc., dated as of February 1, 2001.

Employment and Independent Contractor Agreements

7. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Raul Daza, M.D., dated as of March 20, 2006.
8. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Maria E. De Pool Ortega, M.D., dated as of November 20, 2007.
9. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Samuel S. Charvit, M.D., dated as of May 3, 2009.
10. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Soroush Aghigh, M.D., dated as of June 16, 2006.
11. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Judhit Ruiz Fernandez, M.D., dated as of July 1, 2008.
12. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Joseph Alexis Ignacio, D.O., dated as of August 25, 2010.
13. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Alvin Lloyd, M.D., dated as of September 24, 2002.

14. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Evana Valenzuela Scheker, M.D., dated as of February 22, 2010.
15. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Mohammed Tamim, M.D., dated as of July 16, 2010.
16. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Madelaine J. Vilme, M.D., dated as of May __, 2008.
17. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Adil M. Sanaulla, M.D., dated as of October __, 2009.
18. Employment Agreement by and between Inpatient Clinical Solutions, Inc. and Veronica Gomez Colorado, M.D., dated as of September 11, 2009.
19. Independent Contractor Agreement by and between Inpatient Clinical Solutions, Inc. and Susan Rodell, M.D., dated as of August 25, 2011.
20. Independent Contractor Agreement by and between Inpatient Clinical Solutions, Inc. and Marie Tromans, M.D., dated as of August 25, 2011. (partially executed)

Real Property Leases

21. Lease Agreement by and between Whispering Woods Center, LLC and Inpatient Clinical Solutions, Inc., dated as of July 5, 2011.

Credit Agreements

22. Relationship Ready Credit Agreement by and between Citibank, N.A. and Inpatient Clinical Solutions, Inc., dated as of August 30, 2007.

DISCLOSURE SCHEDULE 3.13

LICENSES AND PERMITS

1. State of Florida Department of Health Medical Doctor license issued to Sergio Antonio Arguello, expiring as of January 31, 2013.

2. State of Florida Department of Health Medical Doctor license issued to Kansky Jean Delisma, expiring as of January 31, 2012.

3. State of Florida Department of Health Medical Doctor license issued to Alfredo de Jesus Dally, expiring as of January 31, 2014.

4. State of Florida Department of Health Medical Doctor license issued to Susan Patrick Rodell, expiring as of January 31, 2012.

5. State of Florida Department of Health Medical Doctor license issued to Aretha Constance Nelson, expiring as of January 31, 2014.

6. State of Florida Department of Health Physician Assistant license issued to Leslie Sue Putman, expiring as of January 31, 2012.

7. State of Florida Department of Health Medical Doctor license issued to Raul Eduardo Daza, expiring as of January 31, 2012. [Renewed]

8. State of Florida Department of Health Medical Doctor license issued to Evana Valenzuela-Scheker, expiring as of January 31, 2013.

9. State of Florida Department of Health Medical Doctor license issued to Madelaine J. Vilme, expiring as of January 31, 2013.

10. State of Florida Department of Health Advanced Registered Nurse Practitioner license issued to Marjorie Rachelle Bredy, expiring as of April 30, 2013.

11. State of Florida Department of Health Medical Doctor license issued to Kiprianos Stiv Armenakis, expiring as of January 31, 2014.

12. State of Florida Department of Health Medical Doctor license issued to Gus Armenakis, expiring as of January 31, 2014.

13. State of Florida Department of Health Medical Doctor license issued to Vigarny Alfonso Arguello, expiring as of January 31, 2013.

14. State of Florida Department of Health Medical Doctor license issued to Carlos Augusto Corrales, M.D., expiring as of January 31, 2013.

15. State of Florida Department of Health Medical Doctor license issued to Alvin Sherwin Lloyd, expiring as of January 31, 2013.

16. State of Florida Department of Health Medical Doctor license issued to Adil Mohamed Sanaulla, expiring as of January 31, 2012.

17. State of Florida Department of Health Medical Doctor license issued to Maria E. De Pool Ortega, expiring as of January 31, 2012.

18. State of Florida Department of Health Medical Doctor license issued to Sanuel S. Charvit, expiring as of January 31, 2014.

19. State of Florida Department of Health Medical Doctor license issued to Calvin Constantine Higgins, expiring as of January 31, 2013.

20. State of Florida Department of Health Osteopathic Physician license issued to Joseph Alexis Ignacio, expiring as of March 31, 2012.

21. State of Florida Department of Health Medical Doctor license issued to Minesh Z. Patel, expiring as of January 31, 2012.

22. State of Florida Department of Health Medical Doctor license issued to Arquimedes Guillermo Losada, expiring as of January 31, 2012.

23. State of Florida Department of Health Medical Doctor license issued to Judhit C. Ruiz Fernandez, expiring as of January 31, 2012.

24. State of Florida Department of Health Medical Doctor license issued to Veronica Gomez-Colorado, expiring as of January 31, 2013.

25. State of Florida Department of Health Medical Doctor license issued to Victor Toledano, expiring as of January 31, 2014.

26. State of Florida Department of Health Osteopathic Physician license issued to Robert Allan Cohen, expiring as of March 31, 2012.

27. State of Florida Department of Health Medical Doctor license issued to Soroush Aghigh, expiring as of January 31, 2013.

28. State of Florida Department of Health Medical Doctor license issued to Hina Natvarlal Sharma, expiring as of January 31, 2014.

29. State of Florida Department of Health Medical Doctor license issued to Jason M. Strong, expiring as of January 31, 2012.

30. State of Florida Department of Health Medical Doctor license issued to Marie Carmel Tromans, expiring as of January 31, 2013.

31. United States Department of Justice Drug Enforcement Administration Registration Number issued to Kiprianos S. Armenakis, M.D., expiring as of June 30, 2013.

32. United States Department of Justice Drug Enforcement Administration Registration Number issued to Aretha C. Nelson, M.D., expiring as of October 31, 2013.

33. United States Department of Justice Drug Enforcement Administration Registration Number issued to Gus Armenakis, M.D., expiring as of June 30, 2013.

34. United States Department of Justice Drug Enforcement Administration Registration Number issued to Joseph A. Ignacio, expiring as of November 30, 2013.

35. United States Department of Justice Drug Enforcement Administration Registration Number issued to Vigarny A. Arguello, M.D., expiring as of June 30, 2012.

36. United States Department of Justice Drug Enforcement Administration Registration Number issued to Madelaine J. Vilme, M.D., expiring as of May 31, 2012.

37. United States Department of Justice Drug Enforcement Administration Registration Number issued to Raul E. Daza, M.D., expiring as of June 30, 2012.

38. United States Department of Justice Drug Enforcement Administration Registration Number issued to Maria De Pool Ortega, expiring as of June 30, 2013.

39. United States Department of Justice Drug Enforcement Administration Registration Number issued to Hina Natvarlal Sharma, M.D., expiring as of February 28, 2013.

40. United States Department of Justice Drug Enforcement Administration Registration Number issued to Kansky J. Delisma, M.D., expiring as of June 30, 2013.

41. United States Department of Justice Drug Enforcement Administration Registration Number issued to Calvin Constantine Higgins, M.D., expiring as of October 31, 2013.

42. United States Department of Justice Drug Enforcement Administration Registration Number issued to Judhit C. Ruiz Fernandez, M.D., expiring as of April 30, 2014.

43. United States Department of Justice Drug Enforcement Administration Registration Number issued to Sergio A. Arguello, expiring as of June 30, 2013.

44. United States Department of Justice Drug Enforcement Administration Registration Number issued to Jason Maximillian Strong, M.D., expiring as of February 29, 2012.

45. United States Department of Justice Drug Enforcement Administration Registration Number issued to Robert A. Cohen, D.O., expiring as of August 31, 2013.

46. United States Department of Justice Drug Enforcement Administration Registration Number issued to Susan Patrick Rodell, M.D., expiring as of April 30, 2012.

47. United States Department of Justice Drug Enforcement Administration Registration Number issued to Alfredo D. Dally, M.D., expiring as of June 30, 2012.

48. United States Department of Justice Drug Enforcement Administration Registration Number issued to Victor Toledano, M.D., expiring as of November 30, 2012.

49. United States Department of Justice Drug Enforcement Administration Registration Number issued to Carlos Augusto Corrales, M.D., expiring as of August 31, 2012.

50. United States Department of Justice Drug Enforcement Administration Registration Number issued to Evana Valenzuela Scheker, M.D., expiring as of May 31, 2012.

51. United States Department of Justice Drug Enforcement Administration Registration Number issued to Minesh Z. Patel, M.D., expiring as of March 31, 2014.

52. United States Department of Justice Drug Enforcement Administration Registration Number issued to Alvin Lloyd, M.D., expiring as of March 31, 2014.

53. United States Department of Justice Drug Enforcement Administration Registration Number issued to Adil Sanaulla, M.D., expiring as of February 28, 2014.

54. United States Department of Justice Drug Enforcement Administration Registration Number issued to Samuel S. Charvit, M.D., expiring as of August 31, 2014.

55. United States Department of Justice Drug Enforcement Administration Registration Number issued to Marie C. Tromans, M.D., expiring as of November 30, 2011. (expired)

56. United States Department of Justice Drug Enforcement Administration Registration Number issued to Soroush Aghigh, M.D., expiring as of June 30, 2012.

57. United States Department of Justice Drug Enforcement Administration Registration Number issued to Veronica Gomez Colorado, M.D., expiring as of September 30, 2012.

58. United States Department of Justice Drug Enforcement Administration Registration Number issued to Samuel Maghidman, M.D., expiring as of January 31, 2014.

59. United States Department of Justice Drug Enforcement Administration Registration Number issued to Arquimedes G. Losada, M.D., expiring as of March 31, 2013.

DISCLOSURE SCHEDULE 3.14

TAXES

None.

DISCLOSURE SCHEDULE 3.19

REAL PROPERTY LEASES

Lease Agreement by and between Whispering Woods Center, LLC and Inpatient Clinical Solutions, Inc., dated as of July 5, 2011.